As filed with the Securities and Exchange Commission on February 11, 2005
                   An Exhibit List can be found on page II-6.

                              Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  AIRTRAX, INC.

                 (Name of small business issuer in its charter)


                 New Jersey                            22-3506376
     (State or other Jurisdiction                   (I.R.S. Employer
  of Incorporation or Organization)                Identification No.)


                               870B CENTRAL AVENUE
                           HAMMONTON, NEW JERSEY 08037
                                 (609) 567-3555
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                         PETER AMICO, PRESIDENT AND CEO
                               870B CENTRAL AVENUE
                           HAMMONTON, NEW JERSEY 08037
                                 (609) 567-3555

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 WITH COPIES TO:
                            RICHARD A. FRIEDMAN, ESQ.
                              ERIC A. PINERO, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                             1065 AVENUE OF AMERICAS
                            NEW YORK, NEW YORK 10018
                                 (212) 930-9700

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Pursuant to Rule 429 promulgated under the Securities Act of 1933, the enclosed prospectus constitutes a combined prospectus also relating to an aggregate of up to 6,760,188 shares of our common stock that were previously registered for sale in a Registration Statement on Form S-2, Registration No. 333-116475, as amended by Registration Statements Amendment No. 1, Amendment No. 2 on Form S-2 and Post-Effective Amendment No. 1, Registration Nos. 333-116475. As such, this prospectus also constitutes Post-Effective Amendment No. 2 to the Registration Statement on Form S-2, Registration No. 333-116475, which shall hereafter become effective concurrently with the effectiveness of this Registration Statement on Form SB-2 in accordance with Section 8(c) of the Securities Act of 1933.



                                       CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                            PROPOSED            PROPOSED
 TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE   MAXIMUM OFFERING   MAXIMUM AGGREGATE        AMOUNT OF
             BE REGISTERED               REGISTERED     PRICE PER UNIT(1)   OFFERING PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value              3,600,125(2)        $2.20          $7,920,275               $932.22*
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value              3,160,063(3)        $2.20          $6,952,138.60            $818.27*
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value              1,640,000(4)        $2.20          $3,608,000               $424.66
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value              1,184,001(5)        $2.20          $2,604,802.20            $306.59
--------------------------------------------------------------------------------------------------------------------
TOTAL                                   9,584,189                                                 $1,599.53*
====================================================================================================================

*The registrant previously paid a filing fee in the amount of $882.21 with respect to the shares of its common stock registered on Form S-2, Registration No. 333-116475, as amended by Registration Statements Amendment No. 1 and Amendment No. 2 on Form S-2, Registration Nos. 333-116475. Accordingly, the registrant is paying a filing fee of $868.28 to account for a fluctuation in the market price of the registrant's common stock. Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement also relates to securities of the registrant registered pursuant to the registration statement of the registrant on Form S-2, Registration No. 333-116475, as amended by Registration Statements Amendment No. 1 and Amendment No. 2 on Form S-2, Registration Nos. 333-116475.

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 10, 2005.

(2) Represents shares of common stock issued to certain of the selling stockholders pursuant to the Company's May 2004 Private Placement.

(3) Represents shares of common stock underlying warrants issued to certain of the selling stockholders pursuant to the Company's May 2004 Private Placement.

(4) Represents shares of common stock issued to certain of the selling stockholders pursuant to the Company's November 2004 Private Placement.

(5) Represents shares of common stock underlying warrants issued to certain of the selling stockholders pursuant to the Company's November 2004 Private Placement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2005

PROSPECTUS

                                  Airtrax, Inc.

                        9,584,189 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder of 9,584,189 shares of our common stock, including 4,569,064 shares issuable upon the exercise of warrants. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "AITX." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on February 10, 2005 was $2.20.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February __, 2005.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Airtrax, Inc., with the Securities and Exchange Commission. The Selling Stockholder may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                TABLE OF CONTENTS

                                                                                                Page
                                                                                              -------
Prospectus Summary                                                                               6
Recent Developments                                                                              7
Risk Factors                                                                                     9
Use of Proceeds                                                                                 12
Market for Common Equity and Related Stockholder Matters                                        12
Management's Discussion and Analysis of Financial Condition and Results of Operations           14
Business                                                                                        18
Description of Property                                                                         23
Legal Proceedings                                                                               23
Management                                                                                      23
Executive Compensation                                                                          24
Certain Relationships and Related Transactions                                                  26
Security Ownership of Certain Beneficial Owners and Management                                  27
Description of Securities Being Registered                                                      28
Indemnification for Securities Act Liabilities                                                  29
Selling Stockholders                                                                            30
Plan of Distribution                                                                            36
Legal Matters                                                                                   36
Experts                                                                                         36
Available Information                                                                           37
Index to Consolidated Financial Statements                                                      38
Part II. Information Not Required in Prospectus                                                 60
Indemnification of Directors and Officers                                                       60
Other Expenses of Issuance and Distribution                                                     60
Recent Sales of Unregistered Securities                                                         60
Exhibits                                                                                        61
Undertakings                                                                                    62
Signatures                                                                                      63


                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

Airtrax, Inc.

Since 1995, substantially all of our resources and operations have directed towards the development of the omni-directional wheel and related components for forklift and other material handling applications. Many of the components, including the unique shaped wheels, motors, and frames, have been specially designed by us and specially manufactured. Four pilot models of the commercial omni-directional lift truck are currently operational.

We have commenced and are near completion of getting the parts together for our initial production run consisting of 10 units of our Sidewinder ATX-3000 Omni-Directional Lift Truck. Substantially all of the parts including frames, motors, controllers, and micro-processors have been ordered and received by us, and are partially assembled. The initial production run will be completed upon receipt of wheels and other components from suppliers which is expected in the first quarter of 2005. Unit assembly is undertaken by Crane and Machinery, Inc., (Schaeff Forklift) Bridgeview, Illinois under our specifications. UL and final ANSI testing is expected to be completed from 30 to 90 days from production completion. Following required testing, we expect to sell these units to select dealers in the United States. We have received orders for our initial run production run of 10 units.

We have incurred losses and experienced negative operating cash flow since our formation. For the nine months ended September 30, 2004 and 2003, we had a net loss of $(1,277,747) and $(1,510,964), respectively. For our fiscal years ended December 31, 2003 and 2002, we had a net loss of $(2,282,946) and $(640,616), respectively. We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing.

Our principal executive offices are located at 870B Central Avenue, Hammonton, NJ 08037 and our telephone number is (609) 567-7800. We are incorporated in the State of New Jersey.


The Offering

    Common stock offered by selling stockholders............ Up to 9,584,189 shares, including up to
                                                             4,344,064 shares issuable upon the exercise
                                                             of common stock purchase warrants, assuming
                                                             full exercise of the warrants. This number
                                                             represents 38.8% of the total number of
                                                             shares to be outstanding following this
                                                             offering assuming the exercise of all
                                                             securities being registered.

   Common stock to be outstanding after the offering........ Up to 24,713,531 shares

   Use of proceeds.......................................... We will not receive any proceeds from the sale of the common stock.  However, we will receive
                                                             the exercise price of any common stock we issue to
                                                             the selling stockholders upon exercise of the
                                                             warrants. We expect to use the proceeds
                                                             received from the exercise of their
                                                             warrants, if any, for general working capital
                                                             purposes.


   Over-The-Counter Bulletin Board Symbol................... AITX


The above information regarding common stock to be outstanding after the offering is based on 15,129,342 shares of common stock outstanding as of February 11, 2005 and assumes the subsequent issuance of common stock to the selling stockholders and exercise of warrants by our selling stockholders.

                               RECENT DEVELOPMENTS
May 2004 Private Placement

In May 2004, Airtrax, Inc. ("AITX" or "we") and several accredited investors (collectively, the "Investors") entered into a Subscription Agreement whereby the Investors agreed to purchase an aggregate of 3,600,125 shares of common stock at a price of $0.80 per share for an aggregate purchase price of $2,855,100. In addition, the Investors received warrants, exercisable at $1.25 per share, to purchase 50% of the shares issued.

In connection with Subscription Agreement, AITX and the Investors also entered into a Registration Rights Agreement. AITX is obligated to file a registration statement covering the above-referenced common stock and shares underlying the warrants within 30 days of closing. If the Registration Statement is not filed within the 30 day period, or declared effective within 105 days of the closing, AITX will pay a penalty of 1% of the offering proceeds for the first month and 2% of such amount per month thereafter in penalties until such default is cured, on a pro-rated daily basis.

Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement also relates to securities of the registrant registered pursuant to the registration statement of the registrant on Form S-2, Registration No. 333-116475, as amended by Registration Statements Amendment No. 1 and Amendment No. 2 on Form S-2, Registration Nos. 333-116475.

November 2004 Private Placements

On November 22, 2004, we entered into a Purchase Agreement (the "Purchase Agreement") pursuant to which we sold and issued 1,125,000 shares of Common Stock, no par value (the "Common Shares"), and common stock purchase warrants (the "Warrants") to purchase 562,500 shares of our Common Stock (the "Warrant Shares") to certain purchasers who are a party to the Purchase Agreement (the "Purchasers") for an aggregate purchase price of $900,000. Thereafter, on November 23, 2004, we entered into Joinders to the Purchase Agreement pursuant to which we sold and issued an additional 515,000 shares of common stock and Warrants to purchase an additional 257,500 Warrant Shares to certain purchasers who are a party to the Joinders to the Purchase Agreement for an aggregate purchase price of $412,000.

The Warrants are exercisable from November 22, 2004 until November 22, 2009 for up to 562,500 shares of common stock and from November 23, 2004 until November 23, 2009 for up to 257,500 shares of common stock, each at an exercise price of $1.25 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. In addition, the Warrants contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the Warrants, or the market price of the common stock, on the date of such issuance or sale (the "Anti-Dilution Shares"). The Warrants do not entitle the holders to any voting or other rights as a stockholder until such Warrants are exercised and common stock is issued.

In addition, we entered into a Registration Rights Agreement on November 22, 2004 and a Joinder to the Registration Rights Agreement on November 23, 2004 with the Purchasers and the Placement Agent (as defined below) pursuant to which we are obligated to file a registration statement on Form SB-2 (or if Form SB-2 is not then available to us, on such form of registration statement that is available to effect the registration of the Common Shares) within 45 days after the closing date. We must register at least the number of shares of our Common Stock equal to the Common Shares plus the number of shares necessary to permit the exercise in full of the Warrants. If we do not file the registration statements with the SEC within 45 days after the closing date, we are required to make pro rata payments to the Purchasers, as liquidated damages and not as a penalty, in an amount equal to 2.0% of the aggregate amount invested by each Purchaser for each 30 day period or pro rata for any portion thereof following the date by which such registration statement should have been filed.

We are also obligated to file a one or more registration statements on Form SB-2 or amend the registration statement previously filed, as described in the preceding paragraph, if such registration statement has not previously been declared effective covering the Anti-Dilution Shares within 10 days following written demand by any Purchaser following the issuance of Anti-Dilution Shares. If a registration statement covering the Anti-Dilution Shares is required to be filed and is not filed with the SEC within 10 days of the request of any Purchaser, we will make pro rata payments to each Purchaser in an amount equal to 2.0% of the aggregate amount invested by such Purchaser for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been filed for which no registration statement is filed with respect to the Anti-Dilution Shares.

If a registration statement covering the Common Shares is not declared effective by the SEC within 90 days after the closing date or if a registration statement covering Anti-Dilution Shares is not declared effective by the SEC within 90 days following the time such registration statement was required to be filed, then the Company will make pro rata payments to each Purchaser, as liquidated damages and not as a penalty, in an amount equal to 2,0% of the aggregate amount invested by such Purchaser for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been effective.

First Montauk Securities Corp. (the "Selling Agent") acted as selling agent in connection with the offering. We issued a total of 176,500 Warrants on November 22 & 23, 2004 to the Selling Agent and the Selling Agent received gross fees of $174,560, as consideration for services performed in connection with the issuance of the Common Shares and Warrants to the Purchasers pursuant to the Purchase Agreement. The Selling Agent has no obligation to buy any Common Shares from us. In addition, we have agreed to indemnify the Selling Agent and other persons against specific liabilities under the Securities Act of 1933, as amended.

The issuance of the shares and the warrants was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Investors that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

February 2005 Private Placement

On February 11, 2005, we entered into a Subscription Agreement (the "Subscription Agreement") pursuant to which we sold an aggregate of $5,000,000 of principal amount promissory notes (the "Notes") convertible into shares of our common stock, no par value, and Class A and Class B share purchase warrants (the "Warrants") to purchase shares of our common stock to certain purchasers who are a party to the Subscription Agreement (the "Purchasers")

The Notes mature on August 10, 2005 and pay simple interest accruing at the annual rate of 6%, either in the form of freely-tradeable common stock, which shall be valued at the conversion price in effect at the maturity date, or cash, each at our option. The Notes are convertible into shares of our common stock at a conversion price equal to $1.30, subject to adjustment in certain events, including, without limitation, upon our consolidation, merger or sale of all of substantially all of our assets, a reclassification of our common stock, or any stock splits, combinations or dividends with respect to our common stock. We may in our discretion require that the Purchasers convert all or a portion of the Notes and the Purchasers may in their discretion require that we redeem all or a portion of the Notes pursuant to the Subscription Agreement.

In addition, we issued an aggregate of 1,923,077 Class A Warrants and 961,538 Class B Warrants, representing 50 Class A Warrants and 25 Class B Warrants for each 100 shares of common stock which would be issued on the closing date assuming the complete conversion of the Notes issued on the closing date at the conversion price in effect on the closing date. The Class A Warrants are exercisable at a price equal to $1.85 from the date of issuance until 5 years after the closing date. The Class B Warrants are exercisable at a price equal to $2.11, representing 101% of the 3 day average closing bid prices of our common stock on the trading day immediately preceding the closing date, from the date of issuance until 5 years after the closing date. The Class A and Class B Warrants both have a cashless feature.

Under the Subscription Agreement, we are obligated to file a registration statement on Form SB-2 (or if Form SB-2 is not then available to us, on such form of registration statement that is available to effect the registration of the common stock issuable upon conversion of the Notes and exercise of the Warrants) within 10 days after the effectiveness of this registration statement provided, however, that in the event that we do not obtain shareholder approval to increase the number of our authorized shares of common stock to 100,000,000 before 10 days after the effectiveness of this registration statement, then we are required to file a registration statement no later than 10 days after such shareholder approval is obtained (but in any event no later than April 30, 2005). We are obligated to use our best efforts to amend this registration statement to include the shares of our common stock issuable upon conversion of the Notes and exercise of the Warrants. In addition, we shall cause the registration statement to be declared effective no later than 105 days after the filing date.

First Montauk Securities Corp. (the "Selling Agent") acted as selling agent in connection with the offering. We issued a total of 384,616 Warrants on February 11, 2005 to the Selling Agent and the Selling Agent received gross fees of $650,000, as consideration for services performed in connection with the issuance of the Notes and Warrants to the Purchasers pursuant to the Subscription Agreement. The Selling Agent has no obligation to buy any Notes or Warrants from us. In addition, we have agreed to indemnify the Selling Agent and other persons against specific liabilities under the Securities Act of 1933, as amended.

The issuance of the Notes and the Warrants was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Purchasers that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

                                  RISK FACTORS

If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following factors, the information contained in this prospectus and the other information to which we have referred you. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS

WE MAY NEVER BECOME PROFITABLE AND CONTINUE AS A GOING CONCERN BECAUSE WE HAVE HAD LOSSES SINCE OUR INCEPTION.

We may never become profitable and continue as a going concern because we have incurred losses and experienced negative operating cash flow since our formation. For the nine months ended September 30, 2004 and 2003, we had a net loss of $(1,277,747) and $(1,510,964), respectively. For our fiscal years ended December 31, 2003 and 2002, we had a net loss of $(2,282,946) and $(640,616), respectively. We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available you may experience significant additional dilution.

WE HAVE A LIMITED OPERATING HISTORY

We are development stage company, and, together with our predecessor, have been in operation since 1995. However, since 1995, our operations have been limited to the development of our omni-directional products, and limited revenue has been generated during this period. Consequently, our business may be subject to the many risks and pitfalls commonly experienced by development stage companies.

OUR BUSINESS OPERATIONS WILL BE HARMED IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING.

Our business operations will be harmed if we are unable to obtain additional funding. We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2004. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the provision of our technology and products. In addition to our own need of working capital, we also will need working capital to fund the operations of Filco GmbH. Filco has informed us that its working capital needs are approximately $5,000,000 until it can achieve profitable operations, which includes approximately $1,300,000 required under the Filco agreement. As of September 30, 2004, we have loaned $1,230,000 to Filco. If we are unable to complete the terms of the Filco agreement and loan Filco the remaining amounts due thereunder, Filco may be unable to continue its operations and the repayment of amounts loaned to Filco by us may be jeopardized.

FINAL TESTING OF OUR PRODUCT COULD RESULT IN COMPONENT REFINEMENT OR REDESIGN, WHICH COULD DELAY THE COMMERCIAL INTRODUCTION OR CONTINUED SALE OF THE FORKLIFT.

We have developed pilot versions of our unique, omni-directional forklift. The commercial introduction of the product is subject, however, to additional testing and component refinement. Due to the unique performance attributes of the forklift, the forklift will undergo a series of unprecedented tests relating to these attributes. Although management has performed substantially all of these tests or is otherwise confident of the performance capabilities of the forklift, final testing has not been completed. In addition, our product must be sufficiently durable to withstand the day-to-day rigors of its anticipated work environment. As stated above, although we have conducted numerous tests, the product has not been subjected to the normal day-to-day usage typically required of forklifts. Therefore, it is conceivable that final testing, or durability issues after prolonged use, could result in component refinement or redesign, which could delay the commercial introduction or continued sale of the forklift.

THE PRICING POLICY FOR OUR FORKLIFTS MAY BE SUBJECT TO CHANGE, AND ACTUAL SALES OR OPERATING MARGINS MAY BE LESS THAN PROJECTED.

We are assessing present and projected component pricing in order to establish a pricing policy for the SIDEWINDER Lift Truck. We have not finalized our assessment as current prices for certain forklift components reflect special development charges which are expected to be reduced as order volume for such components increase and as manufacturing efficiencies improve. We intend to price our forklifts so as to maximize sales yet provide sufficient operating margins. Given the uniqueness of our product, we have not yet established final pricing sensitivity in the market. Consequently, the pricing policy for its forklifts may be subject to change, and actual sales or operating margins may be less than projected.

WE HAVE RECEIVED LIMITED INDICATIONS OF THE COMMERCIAL ACCEPTABILITY OF OUR OMNI-DIRECTIONAL FORKLIFT. ACCORDINGLY, WE CANNOT PREDICT WHETHER OUR OMNI-DIRECTIONAL PRODUCTS CAN BE MARKETED AND SOLD IN A COMMERCIAL MANNER.

Our success will be dependent upon our ability to sell omni-directional products in quantities sufficient to yield profitable results. To date, we have received limited indications of the commercial acceptability of our omni-directional forklift. Accordingly, we cannot predict whether the omni-directional product can be marketed and sold in a commercial manner.

We cannot assure that we will have in place patent protection and confidentiality agreements for our proprietary technology. If we do not adequately protect our intellectual property rights, there is a risk that they will be infringed upon or that our technology infringes upon one of our competitor's patents. As a result, we may experience a loss of revenue and our operations may be materially harmed.

Our success will be dependent, in part, upon the protection of our proprietary omni-directional technology from competitive use. The patent for the omni-directional wheel expired in 1990. We, however, have received patent protection of certain other aspects of its omni-directional wheel, and for features specific to our forklift. In addition to the patent applications, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions to protect our intellectual property rights. Nevertheless, these measures may be inadequate to safeguard our underlying technology. If these measures do not protect the intellectual property rights, third parties could use our technology, and our ability to compete in the market would be reduced significantly. In addition, if the sale of our product extends to foreign countries, we may not be able to effectively protect its intellectual property rights in such foreign countries.

In the future, we may be required to protect or enforce our patents and patent rights through patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time, and could divert management's attention from other business concerns. These actions could put our patents at risk of being invalidated or interpreted narrowly, and any patent applications at risk of not issuing. In defense of any such action, these third parties may assert claims against us. We cannot provide any assurance that we will have sufficient funds to vigorously prosecute any patent litigation, that we will prevail in any of these suits, or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, it could cause the price of our common stock to decline.

WE CURRENTLY LACK ESTABLISHED DISTRIBUTION CHANNELS FOR OUR FORKLIFT PRODUCT
LINE

We do not have an established channel of distribution for our forklift product line. We have initiated efforts to establish a network of designated dealers throughout the United States. Although we have received indications of interest from a number of equipment distributors, to date, such indications have been limited. We cannot predict whether we will be successful in establishing our intended dealer network.

If we are unable to retain the services of MR. PETER AMICO, or if we are unable to successfully recruit qualified personnel, we may not be able to continue operations.

Our ability to successfully conduct our business affairs will be dependent upon the capabilities and business acumen of current management including Peter Amico, our President. Accordingly, shareholders must be willing to entrust all aspects of our business affairs to our current management. Further, the loss of any one of our management team could have a material adverse impact on our continued operation.

OUR INDUSTRY AND PRODUCTS ARE CONSIDERED TO BE HIGH-RISK WITH A HIGH INCIDENCE OF SERIES PERSONAL INJURY OR PROPERTY LOSS WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

The manufacture, sale and use of omni-directional forklifts and other mobility or material handling equipment is generally considered to be an industry of a high risk with a high incidence of serious personal injury or property loss. In addition, although we intend to provide on-site safety demonstrations, the unique, sideways movement of the forklift may heighten potential safety risks. Despite the fact that we intend to maintain sufficient liability insurance for the manufacture and use of our products, one or more incidents of personal injury or property loss resulting from the operation of our products could have a material adverse impact on our business.

If we do not successfully distinguish and commercialize our developed proprietary products and services, we will not attract a sufficient number of customers. Accordingly, we may be unable to compete successfully with our competitors or to generate revenue significant to sustain our operations.

Although management believes our product will have significant competitive advantages to conventional forklifts, we are competing in an industry populated by some of the foremost equipment and vehicle manufacturers in the world. All of these companies have greater financial, engineering and other resources than us. No assurances can be given that any advances or developments made by such companies will not supersede the competitive advantages of our omni-directional forklift. In addition, many of our competitors have long-standing arrangements with equipment distributors and carry one or more of competitive products in addition to forklifts. These distributors are prospective dealers for our company. It therefore is conceivable that some distributors may be loath to enter into any relationships with us for fear of jeopardizing existing relationships with one or more competitors.

RISKS RELATING TO OUR COMMON STOCK

IF WE FAIL TO OBTAIN STOCKHOLDER APPROVAL TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK, WE MAY BE SUBJECT TO VARIOUS PENALTIES.

We presently do not have an adequate amount of authorized and unissued shares of common stock to issue in connection with the November 2004 Private Placements to account for additional shares which would be issuable upon dilution of our common stock. As of February 11, 2005, there were 15,129,342 shares of common stock outstanding. On January 11, 2005 filed a proxy statement with the SEC for a special meeting of shareholders pursuant to which we will request that our shareholders approve an amendment to our certificate of incorporation to increase our authorized common stock to 50,000,000 shares. In the event that we are unable to obtain an increase in our authorized common stock, we will be required to pay penalties to the selling stockholders of the November 2004 Private Placements.

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE THERE ARE WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE.

The market price of our common stock may decline because there are a large number of warrants that may be available for future sale, and the sale of these shares may depress the market price. As of February 11, 2005, we had approximately 8,876,552 plus 1,640,000 (from this offering) shares of common stock issued and outstanding and 3,304,438 outstanding options and warrants to purchase up to 3,304,438 shares of common stock. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and

o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

o obtain financial information and investment experience objectives of the person; and

o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholder. All of the net proceeds from the sale of our common stock will go to the selling stockholder. In connection with our May 2004 Private Placement, we will receive the proceeds from the exercise of warrants entitling the selling stockholders to purchase 2,160,063 shares from us at an exercise price of $1.25 per share, 135,000 shares from us at an exercise price of $1.00 per share, and 865,000 shares from us at an exercise price of $2.50 per share. If all warrants held by the selling stockholders are exercised, we will receive $4,982,578 in proceeds. In connection with the November 2004 Private Placement, we will receive the proceeds from the exercise of warrants entitling the selling stockholders to purchase 1,184,001 shares from us at an exercise price of $1.25 per share. If all warrants held by the selling stockholders are exercised, we will receive $1,480,001.25 in proceeds.

We anticipate that any proceeds from the exercise of warrants by the selling stockholders will be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures, acquisitions and the repayment or refinancing of our indebtedness. Pending the application of any proceeds from the exercise of warrants, if any, by the selling stockholders, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the Over-The-Counter Bulletin Board under the symbol "AITX". The table below sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the Over-The-Counter Bulletin Board. These quotations reflect prices between dealers, do not include retail mark-ups, markdowns, and commissions and may not necessarily represent actual transactions. The prices are adjusted to reflect all stock splits.




                                                    High           Low
                                                    ----           ---

2004    First Quarter                               1.60           0.65
        Second Quarter                              1.45           0.75
        Third Quarter                               1.15           0.61
        Fourth Quarter                              3.35           0.81

2003
        First Quarter                               1.50           0.80
        Second Quarter                              1.68           0.87
        Third Quarter                               1.20           0.80
        Fourth Quarter                              1.01           0.65

As of February 11, 2005, there were 15,129,342 shares of common stock outstanding.

As of February 11, 2005, there were approximately 946 stockholders of record of our common stock, respectively. This does not reflect those shares held beneficially or those shares held in "street" name.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

Equity Compensation Plan Information

------------------- ---------------------------------  ---------------------------------- ------------------------------------------
  Plan category   Number of securities to be issued  Weighted-average exercise price of Number of securities remaining available for
                      upon exercise of outstanding    outstanding options, warrants and   future issuance under equity compensation
                      options, warrants and rights                   rights                 plans (excluding securities reflected in
                                   (a)                                 (b)                                column (a))
                                                                                                              (c)
------------------- --------------------------------- ---------------------------------- -------------------------------------------
Equity compensation               -0-                                  -0-                                    -0-
plans approved by
security holders
------------------- --------------------------------- ---------------------------------- -------------------------------------------
Equity compensation               -0-                                  -0-                                    -0-
plans not approved
by security holders
------------------- --------------------------------- ---------------------------------- -------------------------------------------
 Total                            -0-                                  -0-                                    -0-
------------------- --------------------------------- ---------------------------------- -------------------------------------------

We currently do not have an equity compensation plan for our officers, directors, employees or consultants. However, certain of our officers are compensated with stock options to purchase shares of our common stock. A description of these options can be found in this registration statement under the heading "Management", "Executive Employment Agreements".

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate" and "continue", or similar words. You should read statements that contain these words carefully because they:

o    discuss our future expectations;

o contain projections of our future results of operations or of our financial condition; and

o    state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

Since 1995, substantially all of our resources and operations have directed towards the development of the omni-directional wheel and related components for forklift and other material handling applications. Many of the components, including the unique shaped wheels, motors, and frames, have been specially designed by us and specially manufactured. Four pilot models of the commercial omni-directional lift truck are currently operational.

We have commenced and are near completion of getting the parts together for our initial production run consisting of 10 units of our Sidewinder ATX-3000 Omni-Directional Lift Truck. Substantially all of the parts including frames, motors, controllers, and micro-processors have been ordered and received by us, and are partially assembled. The initial production run will be completed upon receipt of wheels and other components from suppliers which is expected in the third quarter of 2004. Unit assembly is undertaken by Crane and Machinery, Inc., (Schaeff Forklift) Bridgeview, Illinois under our specifications. UL and final ANSI testing is expected to be completed from 30 to 90 days from production completion. Following required testing, we expect to sell these units to select dealers in the United States. We have received orders for our initial run production run of 10 units.

We have incurred losses and experienced negative operating cash flow since our formation. For the nine months ended September 30, 2004 and 2003, we had a net loss of $(1,277,747) and $(1,510,964), respectively. For our fiscal years ended December 31, 2003 and 2002, we had a net loss of $(2,282,946) and $(640,616), respectively. We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing.

Our principal executive offices are located at 870B Central Avenue, Hammonton, NJ 08037 and our telephone number is (609) 567-7800. We are incorporated in the State of New Jersey.

Company History

We were incorporated in the State of New Jersey on April 17, 1997. On May 19, 1997, we entered into a merger agreement with a predecessor company that was incorporated on May 10, 1995. We were the surviving company in the merger.

Effective November 5, 1999, we merged with MAS Acquisition IX Corp ("MAS"), and were the surviving company in the merger. Pursuant to the Agreement and Plan of Merger, as amended, each share of common stock of MAS was converted to 0.00674 shares of our company. After giving effect to fractional and other reductions, MAS shareholders received 57,280 of our shares as a result of the merger.

CRITICAL ACCOUNTING POLICIES

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the price is fixed, title to the goods has changed and there is a reasonable assurance of collection of the sales proceeds. We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment. Revenue is recognized at shipment and we record a reserve for estimated sales returns, which is reflected as a reduction of revenue at the time of revenue recognition.

Revenues from research and development activities relating to firm fixed-price contracts are generally recognized as billing occurs. Revenues from research and development activities relating to cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party. Amounts can be billed on a bi-monthly basis. Billing is based on subjective cost investment factors.

Results of Operations

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003

We are a development stage company and have not engaged in full-scale operations for the periods covered by this registration statement. A small portion of expenses for the 2003 period were derived from a contract with the United States Navy that relates to the research and potential application of omni-directional products for military use. The period-to-period results presented and discussed below are not necessarily meaningful comparisons due to our development stage status, and are not indicative of future results.

Revenues

For both the three and nine month periods ended September 30, 2004, we had sales revenue of $0. This compares to revenues of $0 and $21,977 respectively for the three and nine months ended September 30, 2003. There was no billing for the Navy MP2 project in either of the 2004 periods. The MP2 munitions carrier was delivered to the Navy on/or about April 1, 2004 for their evaluation and testing. An Omni-Direction engine handler developed for the Navy will be delivered to the Navy prior to the end of 2004. Production of the Sidewinder ATX-3000 Omni-Directional Lift Truck is scheduled to begin pending wheel deliveries from Timken Corporation.

Cost of Goods Sold

Our cost of goods sold for both the three and nine months ended September 30, 2004 amounted to $0. For the three months and nine months ended September 30, 2003, our cost of goods sold were approximately $26,601 and $83,368, respectively. Our $0 cost of goods sold reflects that we had no sales during the three and nine months ended September 30, 2004.

Operating and Administrative Expenses

Operating and administrative expenses includes administrative salaries and overhead. For the three and nine months ended September 30, 2004, our operating and administrative expenses totaled $549,338 and $1,397,479, respectively. Operating and administrative expenses totaled $498,436 and $1,578,516 for the three and nine months ended September 30, 2003, respectively. For the three and nine months ended September 30, 2004 operating and administrative expenses increased $50,902 and decreased $181,037, respectively, compared with the same periods of 2003. These changes are a result of decreased work on behalf of the United States Navy MP2 contract during this period.

Net Loss Before Income Taxes

Net loss before income taxes for the three and nine-month periods ended September 30, 2004 totaled $545,323 and $1,396,973, respectively. For the three and nine months ended September 30, 2003, net loss before income taxes totaled $527,352 and $1,660,400, respectively. The increase in net loss before income tax for the three months ended September 30, 2004 compared with the same period of 2003 was caused by the allocation of labor and services for vehicle preparation for ANSI testing which was scheduled for the forth quarter. The decrease in net loss before income tax for the nine months ended September 30, 2004 compared with the same period of 2003 was caused by the allocation of stock for services in 2003 that did not occur in 2004.

Preferred Stock Dividends

During the three and nine months ended September 30, 2004, we recorded dividends on preferred stock in the amount of $5,931 and $91,868, respectively. During the three and nine months ended September 30, 2003, we recorded dividends on preferred stock in the amount of $0 and $80,746, respectively. The preferred stock dividends are payable to a company that is owned by our President.

Liquidity and Capital Resources - Three and Nine Months Ended September 30,
2004.

As of September 30, 2004, our cash on hand was $178,991 and working capital was $365,129. Since its inception, we have financed our operations through the private placement of its common stock. During the nine months ended September 30, 2004, we sold an aggregate of 3,610,125 shares of common stock to accredited and institutional investors and issued an aggregate of 433,840 shares of common stock in consideration for services rendered. During the three months ended September 30, 2004, we sold an aggregate of no shares of common stock to accredited and institutional investors and issued an aggregate of 270,000 shares of common stock in consideration for services rendered.


We anticipate that our cash requirements for the foreseeable future will be significant. In particular, our management expects substantial expenditures for inventory, production, and advertising in anticipation of the rollout of its omni-directional forklift. We expect that we will be required to raise funds through the private or public offering of its securities.

Our initial production run of ten SIDEWINDER Omni-Directional Lift Trucks is expected to be completed in the first quarter of 2005, pending wheel deliveries. We will need additional funds to support production requirements beyond the initial production run of our forklift which are estimated to be $2,000,000. Of the total amount, approximately 75% is projected for parts and component inventory and manufacturing costs, with the balance projected as general operating expenditures, which includes overhead and salaries. We also will require additional funds to complete the acquisition of the 75.1% interest in Filco GmbH ("Filco"), and for Filco's working capital needs. As of September 30, 2004, we have loaned to Filco a total of $1.23 million. We will complete the acquisition of Filco once operating capital for Filco is secured to Filco to finance their operations.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Results of Operations

We have been a development stage company for the 2003 and 2002 periods and have not engaged in full-scale operations for the periods indicated. The limited revenues for the periods have been derived from the sales of a non-omni-directional product and from contracts with the United States Navy that relate to the research and potential application of omni-directional technology for military use. The available dollar limits of contracts with the United States Navy were substantially completed during 2002, and we recognized limited revenues from the United States Navy contract during 2003. During 2005, we expect to transition from a development stage company to an operating company as it completes the initial run of its forklifts. Consequently, management believes that the year-to-year comparisons described below are not indicative of future year-to-year comparative results.

Revenues

Revenues for fiscal 2003 were $21,879 representing a decrease of $529,243 from revenues of $551,122 for the 2002 period. Revenues for the 2003 period were attributable to the US Navy contract. The revenue mix for 2002 consisted of; $5,686 in sales of a non omni-directional parts, $490,658 in contract revenues from the United States Navy, and $54,778 in sub-contract revenue.

Cost of Goods Sold

Cost of sales for 2003 was $91,283 which reflects a $116,382 decrease from $207,665 in fiscal 2002. Cost of sales for 2003 consisted of entirely of salaries and material incurred in connection with the performance of the US Navy contract, while amounts for the 2002 period consisted of principally of salaries and material incurred in connection with the performance of the US Navy contract and sub-contract work, and to a lesser extent cost of equipment for non-omni-directional sales.

Operating and Administrative Expenses

Operating and administrative expenses which includes administrative salaries, depreciation and overhead for the 2003 period totaled $2,199,659 which represents an increase of $1,185,253 from $1,014,406 incurred in 2002. The increase is due primarily to consulting fees paid to various third parties in the form of common stock which totaled $1,424,278, and costs related to the development of its omni-directional technology. Interest expense payable to third party suppliers totaled $43,938 for the 2003 period, representing a slight increase from $33,174 for the 2002 period. In 2003, we received $7,914 in other income from interest payments from Filco GmbH, which contrasts with $4,215 for the prior period. Net loss before taxes in 2003 was $2,3 05,087 which reflects on increase of $1,605,179 from $699,908 in net loss before taxes for the 2002 period.

In 2003, we recorded $210,553 as the expected sale of its net operating losses and tax credits under a New Jersey program described further in Liquidity and Capital Resources below. This amount contrasts with $59,292 recorded during 2002.

Loss attributable to shareholders for 2003 was $2,282,946 which represents an increase of $1,642,330 from $640,616 during the 2002 period. During 2003, we paid dividends on its preferred stock to a controlling shareholder of our company in the amount of $80,749. No such dividends were paid in 2002. Deficit accumulated during development stage during 2003 was $2,363,695 (or a loss per share of $0.30 for common stockholders) which represents an increase of $1,723,079 from $640,616 (or a loss per share of $0.12 for common stockholders) for the 2002 period.

Liquidity and Capital Resources

Since our inception, we have financed our operations through the private placement of our common stock and from loans from our President. During 2003 and 2002 we raised net of offering costs $789,000 and $396,630 from the private placement oFf our securities.

Dufring 2000, we were approved by the State of New Jersey for our technology tax transfer program pursuant to which we could sell our net operating losses and research and development credits as calculated under state law. During 2003 and 2002, we recorded credits of $210,553 and $59,292, respectively from the sale of our losses and credits (see Note 6 to financial statements).

We anticipate that our cash requirements for the foreseeable future will be significant. In particular, management expects substantial expenditures for inventory, product production, and advertising in anticipation of the rollout of its omni-directional forklift. On January 13, 2004, we entered into a placement agency agreement with a NASD registered broker-dealer for the private placement offering of our securities. Our securities consist of units comprised of one share of common stock and a stock warrant to purchase 50% of an additional share of common stock at a unit-offering price of $0.80. The warrant is exercisable at $1.25 per share during a five-year term. The offering is being made on a best efforts basis, for a total minimum amount of $1,000,000 and a total maximum amount of $4,000,000, terminating April 26, 2004. During the first quarter of 2004, we received $1,213,874 net of offering costs and expenses from the offering. The offering is made pursuant to exemptions under the Securities Act of 1933, as amended. We expect to complete our initial production run of its SIDEWINDER Lift Truck in the second quarter of 2004. We expect to receive sufficient funds from the offering to complete the initial production run and to complete ANSI and UL testing, as well as special tooling costs.

We will require additional funds to continue its operations beyond the initial production run. These funds are in addition to the funds required by Filco GmbH as discussed above. Our cash requirements for the next 12 months are projected to be $2,500,000. Of the total amount, approximately 75-90% are projected for parts and component inventory and manufacturing costs, with the balance projected as general operating expenditures, which includes overhead and salaries. We expect to recognize lower per unit manufacturing and part costs in the future due to volume discounts, as well as lower per unit shipping costs as we transition from the initial production run to full-scale production. We intend to fund these additional cash requirements through the issuance of equity and/or debt securities which may include the offering described above. We cannot predict whether we will be successful in obtaining sufficient capital to fund its continuing operations. If we are unable to obtain sufficient funds in the near future, such event will delay the rollout of its product and likely will have a material adverse impact on us and our business prospects.

As of December 31, 2003, our working capital deficit was $77,359. Fixed assets, net of accumulated depreciation, and total assets, as of December 31, 2003, were $138,198 and $1,072,253, respectively. Current liabilities and long-term liabilities, as of December 31, 2003, were $968,296 and $3,974, respectively.

                                    BUSINESS

OMNI-DIRECTIONAL TECHNOLOGY

Prior History

Omni directional vehicle technology has been the subject of research and development by universities, the Department of Defense, and industry for over 25 years. A Swedish inventor patented an early stage omni-directional wheel. Thereafter, the technology was purchased by the United States Navy and was advanced at the Naval Surface Warfare Center. The US Navy held the patent until its expiration in 1990. In 1996, the Navy transferred this technology to us for commercialization through a Cooperative Research and Development Agreement (CRADA).

Technology Description

Since the technology transfer under the CRADA agreement, we have examined and redesigned many aspects of the system for use in various applications including forklifts and other material handling equipment. In this regard, we refined control software and hardware, and tested a variety of drive component features on our pilot omni directional lift trucks and scissor-lifts. Extensive demonstrations of prototype vehicles for commercial and military users in combination with market research enabled us to direct our initial development efforts towards the material handling products, offering the best probability for successful market entry.

Our management designed other aspects of our machine to complement the unique functionality of our omni-directional technology. In so doing, we achieved a virtually maintenance free unit which allows the operator free and unrestricted movement during operation. Each vehicle is powered with AC motors eliminating brushes and commutators of conventional DC motors. The AC motors also are lubricated for life thereby eliminating the need for additional greasing and fittings. The transmission uses a synthetic lubricant, and is sealed for life. The joystick controls all vehicle movement; therefore conventional drive trains, steering racks, hydraulic valve levers, and foot petals for braking and acceleration are all non-existent.

On a four-wheel omni-directional vehicle employing our technology, each wheel has a separate electric motor, making the vehicle capable of traveling in any direction. The motion of the vehicle is controlled by coordinating all four wheels through a microprocessor that receives input from an operator-controlled joystick. The joystick controls all vehicle movement (starting, steering, and stopping). The framework of our omni-directional lift truck consists primarily of a steel frame mobilized with four omni-directional wheels. The AC electric motor for each wheel turns its own wheel hub. Each wheel hub is encircled with multiple tapered rollers that are offset 45 degrees. The tapered rollers, covered with polyurethane, are extremely durable. By independently controlling the forward or rearward rotation of each wheel, the vehicle has the capability of traveling in any direction. The technology allows the vehicle to move forward, laterally, diagonally, or completely rotate within its own footprint, thereby allowing it to move into confined spaces without difficulty. The navigational options of an omni-directional vehicle are virtually limitless. The omni-directional wheel can be manufactured in almost any size depending upon the application. For instance, our management believes the wheel can be used on miniature vehicles or massive load-carrying vehicles.

EXISTING AND PROPOSED PRODUCTS

Sidewinder Omni-Directional Lift Truck. We anticipate that our Sidewinder Omni-Directional lift truck will be available with rated lift capacities ranging from 3000 pounds and higher. Our SIDEWINDER ATX-3000 Omni-Directional lift truck, which is our 3,000-pound model, features our revolutionary omni-directional technology. Conventional steering racks and foot petals are non-existent allowing impediment free ingress and egress. This lift truck will deliver unequaled maneuverability providing significantly improved operating efficiencies in the materials handling industry. The dealer price is expected to retail at prices similar to or slightly higher than high-end, comparably sized standard forklifts. The "street prices" of similar rated, standard (non-omni-directional) forklifts range from $16,000 to $31,000 per unit. Other specialty forklifts, that are multi-directional sell for $42,000 and greater, and vehicles considered very narrow aisle (VNA), are priced from $75,000 and higher per unit. We believe that, due to its unique features, the omni-directional lift truck will support a price slightly higher than the average selling price of a conventional forklift.

Airtrax Conventional Forklift . In the event of the successful acquisition of Filco GmbH, we expect to use the Filco plant and operations to produce and sell a line of conventional forklifts manufactured under the Airtrax name for distribution in the United States and other geographical markets. It also is contemplated that the SIDEWINDER Omni-Directional lift truck will be manufactured at the Filco plant and distributed by Filco to European or Middle East markets.

Omni-Directional Aerial Work Platform . In late February 2004, we, in collaboration with MEC Aerial Platform Sales Corporation of Fresno, California ("MEC"), introduced a concept version of a scissor lift at the American Rental Association trade show in Atlanta. The scissor lift called the "Phoenix" incorporated our omni-directional technology along with an MEC platform and lift mechanisms. The vehicle contains features presently unavailable on conventional aerial work platforms. For example, similar to our lift truck, the aerial work platform's movement is controlled by a joystick. Movement to a particular spot or location at a job site can be accomplished easily due to the omni-directional technology, thereby eliminating the back and forth positioning typically associated with conventional platforms. Our designed control systems allow the operator to move at very regulated and easily controlled acceleration and speed, virtually eliminating operator error. The machine can climb over obstacles that would impede other machines. We believe that, similar to our lift truck, the improved functionality of the aerial work platform will result in increased productivity at the job-site.

On March 13, 2004, we entered into a draft Product Development, Sales and Representation Agreement with MEC. The draft agreement calls for the joint development of a proto-type and production versions of an omni-directional aerial work platform called the "Phoenix". During the development stage, each party will provide the parts, which apply to that party's area of responsibility. We will provide all of the parts required for the omni-directional traction system and related control systems, and MEC will provide all of the parts required for the scissor lift and lifting apparatus and the control systems for the scissor lift apparatus. After development of the prototype version, the parties will establish the cost of a commercial product, and if the cost of a commercial product is considered commercially viable, the parties will jointly develop a commercial version of the aerial work platform. If commercial production results, we will be responsible for product manufacturing, and MEC or its affiliate will be responsible to promote, market and sell the product to their network of approximately 200 distributors. Aerial work platform sales made by MEC will be subject to a royalty to us and, likewise sales made by us will be subject to a royalty to MEC. The amount of the respective royalties will be subject to agreement by the parties. Orders placed by MEC will be financed by MEC subject to agreed production schedules. The parties expect to enter into a more formal agreement to further define the relationship of the parties. At this time, we cannot predict whether a formal agreement will be entered into between the parties, or whether any sales will result form the aerial work platform to be developed by the parties.

Omni-directional Wheelchair . Over 43 million disabled and aging Americans are protected by the Americans with Disabilities Act of 1990 (ADA). This law became effective in 1991, and now requires businesses with over 15 employees to comply with specifications which enable persons with disabilities access buildings. As a result of increased physical access, we believe that persons with disabilities will experience an increased number of employment and other opportunities. We have conducted a preliminary design of an omni-directional wheel for wheelchair applications. Based upon the preliminary design, we believe that we can retail an omni-directional wheelchair for under $6,000. Wheelchair pricing ranges from $3,500 for a standard unit to $30,000 for units with improved functionality such as stair climbing capability.

We will require additional funds to complete a structural and ergonomic design of a proto-type wheelchair, and to construct the proto-type for further evaluation and testing. We cannot predict whether we will be able to successfully develop this product.

Military Products . During 1999, we were awarded a Phase I research contract under the Department of Defense's Small Business Innovation Research program
(SBIR) to develop an omni-directional Multiple Purpose Mobility Platform (MP2). Under the Phase I base contract, we studied the application of the omni-directional technology for military use and were supervised by the Naval Air Warfare Center Aircraft Division (NAWC-AD) in Lakehurst, New Jersey. The contemplated use includes the installation of jet engines on military aircraft and the transportation of munitions and other military goods. We completed the Phase I base contract in 1999 and were subsequently awarded a Phase I option from NAWC-AD to further define the uses of the MP2. In July 2000, we were awarded a Phase II research contract under the SBIR program. Under the Phase II contract, we are studying the feasibility of the MP2 for military purposes, and will culminate with the construction of one or more proto-type devices. This contract (with the option) was extended twice for 6 months each past the 42-month contract time period. Contract revenues were $750,000. Through December 31, 2003 we have received approximately $720,000 in revenues from the Phase II contract, and completed the production design of the MP2. A completed proto-type MP2 was delivered to the US Navy during the end of the first quarter of 2004 for testing purposes. A second vehicle, an omni-directional jet engine installation machine is being constructed for the US Navy, pending receipt of additional funding from the SBIR program. We have been advised by the US Navy that a non-SBIR sponsor for the MP2 program must be identified before a Phase II option is exercised. A Phase III contract could be awarded without such a sponsor. Although our management believes the underlying omni-directional technology for the proposed MP2 has significant potential for both commercial and military applications, we cannot predict whether any sales beyond the Phase II contract will result from the SBIR program.

In connection with the MP2, on December 11, 2003, we entered into a Teaming Agreement with United Defense, L.P., Arlington, Virginia. Under the agreement, United Defense agreed to provide the exclusive manufacture, marketing and support for the MP2 and any derivative products in respect to any contracts awarded to us by U.S. Department of Defense and any international military customers under the SBIR arrangement.

CURRENT OPERATIONS

Since 1995, substantially all of our resources and operations have directed towards the development of the omni-directional wheel and related components for forklift and other material handling applications. Many of its components, including the unique shaped wheels, motors, and frames, have been specially designed by us and specially manufactured. Four pilot models of the commercial omni-directional lift truck are currently operational.

We have commenced and are near completion of our initial production run consisting of 10 units of our Sidewinder ATX-3000 Omni-Directional Lift Truck. Substantially all of the parts including frames, motors, controllers, and micro-processors have been ordered and received by us, and are partially assembled. The initial production run will be completed upon receipt of wheels and other components from suppliers which is expected in the second quarter of 2004. Unit assembly is undertaken by Crane and Machinery, Inc., Bridgeview, Illinois under our specifications. UL and final ANSI testing is expected to be completed from 30 to 90 days from production completion. Following required testing, we expect to sell these units to select dealers in the United States. We have received purchase orders for our initial production run of 10 units.

Transaction with Filco GmbH

In March 2004, we reached an agreement in principal, subject to certain closing conditions, with Fil Filipov to acquire 51% of the capital stock of Filco GmbH, a German corporation. In April 2003, Filco GmbH acquired substantially all of the assets of Clark Material Handling of Europe GmbH which were located at

Clark's facility in Rheinstrasse Mulheim a.d. Ruhr, Germany. These assets consisted of all of the tooling, machinery, equipment, inventory, intellectual property, office furniture and fixtures, and personnel necessary to build the entire Clark line of lift trucks, but excluded the building and land, as well as the rights to the Clark name. Further, Filco GmbH has entered into an 18-month lease agreement with the current property owner with an option to purchase the 200,000 square foot building and land for 4.7 million euros, and Filco GmbH has been operating this plant since July 1, 2003.

In October 2004, Mr. Filipov and we agreed to modify our agreement in principal so as to increase the number of shares of the capital stock of Filco GmbH which we will acquire, if we finalize the acquisition, from 51% to 75.1%. The purpose of this change is to give us control of Filco GmbH in accordance with USGAAP and German law considerations regarding consolidation and capitalization. Further, this change was offered and accepted in consideration of our agreeing to advance Filco additional funds, in the form of a loan, to fund the start up of the Filco operation prior to the consummation of the transaction. All other conditions and terms of the agreement between the parties shall remain the same.

The consideration for the proposed acquisition consists of the issuance of three-year options to Mr. Filipov to purchase 900,000 shares of our common stock at an exercise price of $0.01. No more than 12.5% of such options can be exercised during any one year, and the exercise period for such annual amount is three years. In addition, we agreed to loan Filco GmbH approximately $1,300,000, which, if the acquisition is completed, may, at our exclusive election, be converted into equity of Filco GmbH along with approximately 1,300,000 Euros currently owed to Fil Filipov by Filco GmbH. Finally, the agreement in principal provided for Mr. Filipov to be appointed a director of our company and to receive an additional 100,000 options of our common stock for serving as a director. In December 2004, Mr. Filipov was appointed as a director of our company.

The agreement in principal provides that we will register with the Securities and Exchange Commission all of the shares issuable to Mr. Filipov, including those underlying the described stock options.

We have not yet finalized nor executed the acquisition agreement but have loaned Filco GmbH an aggregate principal amount of $2,700,000 pursuant to a series of unsecured promissory notes. We have used proceeds from the private placement offerings that we completed during 2004 to fund such loans. Filco GmbH has informed us its estimated working capital needs during the next year will be approximately $5,000,000, with $1,500,000 needed during January 2005, in order for it to achieve profitable operations. Should we complete the acquisition of Filco GmbH, we will need to raise additional capital in order to fund the working capital needs of Filco GmbH.

No assurance can be given that the acquisition agreement will be finalized, or that if it agreement is finalized, that the conditions to closing will be satisfied, or that we will raise sufficient funds to pay all amounts due under the acquisition agreement. Further, in the event that we consummate the acquisition agreement, no assurance can be given that we will be able to raise sufficient funds to meet the working capital needs of Filco, as well as its own working capital needs. Our inability to raise sufficient capital as discussed herein may impair Filco's operations as well as its own operations.

MANUFACTURING AND SUPPLIERS

The initial production run of our lift truck is being assembled at Crane and Machinery, Inc. (Schaeff Forklift), Bridgeview, Illinois. Schaeff Forklift also has constructed the frames and overhead guards for this production run in accordance with our specifications. The parties operate under the terms of written purchase orders. Parts and assemblies for the first commercial models have being ordered and/or procured from other vendors. The initial production run will be completed upon receipt of wheels manufactured for us by The Timken Corporation and components from other suppliers. The initial run will refine the assembly line, help develop procedures, and incorporate inventory control and quality assurance. Management anticipates that the initial run of forklifts should be completed in the first quarter of 2005. We plan to create the framework for rapidly scalable production capacity at the Crane and Machinery facility, initially sized for nominal monthly production but capable of ramping up for anticipated demand before year's end. We also plan to manufacture the omni-directional lift truck at the Filco GmbH facility for European and Middle Eastern sales.

Components for our forklifts consist of over the counter products and proprietary products that have been specially designed and manufactured by various suppliers in collaboration with us. We believe that continual refinements of certain components will occur during the first six months of initial production in response to user feedback and additional product testing. We will strive to improve product functionality which may require additional refinements in the future. The need for additional refinements on a continuing basis may slow projected product sales.

We consider the specially designed and manufactured products proprietary, and has entered into exclusive contractual agreements with certain suppliers to protect the proprietary nature of these products. These arrangements prohibit the supplier from producing the same or similar products for other companies. In addition, while we maintain single sources for the over the counter components, we believes that other sources are available if necessary.

DISTRIBUTION AND PRODUCT MARKETING

We intend to establish a national and international dealer network to sell our forklift product line to existing equipment dealers. However, we may sell directly to select national and international accounts, such as Home Depot and Lowe's.

During the past two years, in anticipation of commercial production, we solicited interest from targeted dealers nationwide, and in certain instances, received contracts from a number of these dealers. Due to the delay in establishing commercial production, the contracts were not fulfilled. In 2004, we began soliciting dealers for distribution and during the first quarter of 2004 have reached an agreement with approximately 40 dealers nationwide. Targeted dealers will consist of selected premier forklift dealers, currently selling other forklift products. The dealer network will consist of dealers who have substantial market share in the US, with a history of being able to sell and repair forklifts and/or related material handling solutions. Several of the targeted dealers are significant sized entities, having annual sales in excess of $100 million. We expect to provide a sales incentive to dealers through an aggressive pricing structure. Typically, a dealer will earn a commission ranging from $500 to $1,000 on the sale of a competitive forklift. Our pricing structure will enable the dealer to receive commissions from $3,500 to $4,000 per sale of the SIDEWINDER ATX-3000.

In May 2003, we entered into contracts with two Alaskan Native Corporation (ANC) whose primary purpose is to manage assets and conduct business for the benefit of its nearly 3,000 Alaskan Native shareholders. The two corporations have been granted Section 8(a), small disadvantaged business status, under the Small Business Administration. Under their Section 8(a) status, the two corporations can provide sole source bid to provide services and products, such as those developed by us, for resale to the United States Government. During fiscal 2003, we did not effect any sales through this re-seller channel, and can not predict whether we will be able to do so in the future.

In addition to establishing our own dealer network, we will attempt to capitalize on the existing distribution network of MEC if we are able to reach a formal agreement with MEC and successfully develop the omni-directional work platform discussed above. We would seek to include our omni-directional forklift into the distribution network of MEC, which consist of approximately 200 dealers nationwide. We cannot predict whether a formal agreement will be entered into between the parties, or whether any sales will result form the aerial work platform to be developed by the parties.

We also intend to use trade shows and print and television media to advertise and promote our omni-directional products. Print media will include advertisements in national and international publications such as major material handling equipment magazines, and direct mailings to targeted distributors and end-users. Heavy equipment is rarely, if at all, advertised on television. However, we believe that television will provide an effective media for our product, due to its unique attributes. We believe that due to the current economic conditions, we will be able to capitalize on favorable advertising pricing. We also expect to be an exhibitor at industry trade shows from time to time, including the bi-annual ProMat show located in Chicago, Illinois.

FACILITIES

We maintain our administrative offices at 870B Central Avenue, Hammonton, New Jersey 08361 on premises owned by our President. As of December 31, 2003, the arrangement between the parties has been rent-free. In addition, we maintain limited offices at H&R Industries, Inc. ("H&R Industries"), located at 100 Park Avenue, Warminster, Pennsylvania 18974. H&R Industries provides contract manufacturing and assembly services to us. Through December 31, 2002, the arrangement between the parties has been rent-free. Effective January 1, 2003, we have agreed to pay H&R Industries a rental fee of $3,000 per month and have the option to pay in cash or in the form of common stock. The arrangement is on a month-to-month basis.

MARKETS

Forklifts

Our initial market focus will be directed to the forklift market. We believe the commercial version of the omni-directional forklift will revolutionize the materials handling and warehousing industries creating potential markets globally. Industry data indicates that during 1998 approximately 174,000 and 550,000 units were sold in the United States and worldwide, respectively (Modern Materials Handling). Based upon an average per unit sale price of $28,500 (Modern Materials Handling estimate), the total market in the United States would approximate $5 billion in 1998. This amount represents sales of a broad range of vehicles with price ranges from $18,000 to $31,000 for a standard 3000-pound rated vehicle to $75,000 or greater for specialty narrow aisle or side loaders. Of the total market, management expects to compete with mid-range electrical and gas powered riders, and some specialty narrow aisle or side loaders.

Aerial Work Platforms

Aerial Work Platforms are used in the construction and warehousing industries, and are ideally suited for omni directional technology. According to data provided by the United States Department of Commerce, this market consists of approximately $1.2 billion in annual sales. Aerial Work Platforms and man lifts range in size from single user lifts to large off road machines. Of the total market, we expect to compete with a range of indoor man lifts.

COMPETITION

We expect to confront competition from existing products, such as standard and "very narrow aisle" forklifts, and from competing technologies. Competition with standard forklifts, which retails from $16,000 to $31,000, will be on the basis of utility, price, and reliability. We believe that we will compete favorably with a standard forklift for reliability, and that a purchase decision will be based upon weighing the operational advantages of our products against its higher purchase price. VNA and sideloader forklifts retail at $75,000 or greater. While our SIDEWINDER omni-directional lift truck cannot be considered "very narrow aisle", it can perform "narrow aisle" functions at a significantly less cost. We also are aware of multi-directional forklifts now being offered by other manufacturers that retail from $42,000 and higher for the standard version. These newer products have improved operational features, however, they are unable to travel in all directions, and hence are not omni-directional. These machines have to stop, turn all four wheels, and then proceed to drive in the sideward direction. Despite these improved operational features, management believes these manufacturers have adhered to older conventional methods and have added a substantial amount of parts to their forklifts to achieve improved functionality, which contrasts with the design and features of our product as discussed previously herein. Therefore, to that extent, we believe that we maintain a competitive advantage to these newer products.

We recognize that many of these manufacturers are subsidiaries of major national and international equipment companies, and have significantly greater financial, engineering, marketing, distribution, and other resources than us. In addition, the patent on omni-directional technology expired in 1990. Although we have received patent protection for certain aspects of our technology, no assurances can be given that such patent protection will effectively thwart competition.

PATENTS AND PROPRIETARY RIGHTS

On January 22, 2002, we received US patent #6,340,065 relating to our low vibrations wheels. On May 28, 2002, we received US patent #6,394,203 encompassing certain aspects of the omni-directional wheel with some features specific to the forklift, and in April 15, 2003 we received US patent #6,394,203 relating to methods for designing low-vibration wheels. We also have several patent applications pending relating to other aspects of our technology. We expect to make future patent applications relating to various other aspects of our omni-directional technology. We also have filed a patent application for our power module. At this time, no foreign patents have been issued for any of our technology. In December 1997, we were awarded a patent for an omni-directional helicopter ground-handling device.

We also seek to protect our proprietary technology through exclusive supply contracts with manufacturers for specially designed and manufactured components.

PRODUCT LIABILITY

Due to nature of our business, we may face claims for product liability resulting from the use or operation of our forklifts or other products.

Presently, we do not maintain any product liability insurance. It intends to obtain such insurance commensurate with the initial shipment of our omni-directional forklifts

EMPLOYEES

As of February 11, 2005, we have six full time employees which includes our President, two part time employees, and engage consultants from time to time. We have no collective bargaining agreements with our employees and believe our relations with our employees are good.

                             DESCRIPTION OF PROPERTY

We maintain our administrative offices at 870B Central Avenue, Hammonton, New Jersey 08361 on premises owned by our President. As of December 31, 2003, the arrangement between the parties has been rent-free. In addition, we maintain limited offices at H&R Industries, Inc. ("H&R Industries"), located at 100 Park Avenue, Warminster, Pennsylvania 18974. H&R Industries provides contract manufacturing and assembly services to us. As of December 31, 2002, the arrangement between the parties has been rent-free. Effective February 1, 2003 we have agreed to pay H&R Industries a rental fee of $3,000 per month and has the option to pay in cash or in the form of common stock. The arrangement is on a month-to-month basis.


                                LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Directors are elected at each meeting of stockholders and hold office until the next annual meeting of stockholders and the election and qualifications of their successors. Executive officers are elected by and serve at the discretion of the board of directors.

Our executive officers and directors are as follows:



Name                       Age  Position
----                       ---  --------

Peter Amico                61   President and Chairman of the Board of Directors

D. Barney Harris           43   Executive Vice President and Director

Frank A. Basile, Esq       68   Director

James Hudson               61   Director

William Hungerville        68   Director

Fil Filipov                58   Director

Peter Amico - Mr. Amico is the founder of the Company and has been President and Chairman of the Company and its predecessor since their inception in April 1995. Prior to 1995, Mr. Amico was president and majority shareholder of Titan Aviation and Helicopter Services, Inc. ("Titan"). He has an extensive background in sales and in structural steel design. His career in sales has spanned over thirty years and he has held sales positions at Firestone Tire & Rubber and Union Steel Products, Inc. As a consequence of separate helicopter and airplane accidents involving Titan, Mr. Amico filed for bankruptcy protection in 1996.

D. Barney Harris - Mr. Harris has been a Director of the Company since December 1998 and a Vice President since July 1999. From 1997 to July 1999, Mr. Harris was employed by UTD, Inc. Manassas, Virginia. Prior to 1997, Mr. Harris was employed by EG&G WASC, Inc., Gaithersburg, Maryland, as a Senior Engineer and Manager of the Ocean Systems Department where he was responsible for the activities of 45 scientists, engineers and technicians. During this period while performing contract services for the US Navy, he was principally responsible for the design of the omni-directional wheel presently used by the Company. Mr. Harris received his B.S.M.E. from the United States Merchants Marine Academy in 1982.

Frank A. Basile, Esq. - Mr. Basile has been a Director of the Company since April 1999. Mr. Basile has been a practicing attorney since 1963 and is president of the law firm Basile & Testa, Vineland, New Jersey.

James Hudson - Mr. Hudson has been a Director of the Company since May 1998. From 1980 to present, he has been President of Grammer, Dempsey & Hudson, Inc., a steel distributor located in Newark, New Jersey.

William Hungerville - Mr. Hungerville has been a director since February 2002. Since 1998, Mr. Hungerville has been retired from full time employment. From 1974 to 1998, he was the sole owner of a pension administrative service firm. Mr. Hungerville is a graduate of Boston College, and attended an MBA program at Harvard University for 2 years.

Fil Filipov - Mr. Filipov is the Chairman of Supervisory Board of Tatra, a Czech Company, which is producing off highway trucks. He is the former President & CEO of Terex Cranes, a Division of Terex Corp. From 1994 through 1996, Mr. Filipov served as Executive Vice President of the Terex Corp., where he was responsible for strategic acquisitions and was the Managing Director of Clark Material Handling Company in Germany (Filco GmbH). If the acquisition of Filco GmbH is completed Mr. Filipov will retain 24.9% of Filco GmbH.

Executive Officers of the Company

Officers are appointed to serve at the discretion of the Board of Directors. None of our executive officers or directors has a family relationship with any other executive officer or director of the Company.

Committees of the Board of Directors

We currently do not have any committees of our board of directors. We intend to form an audit committee during the first quarter of 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on the Company's review of copies of all disclosure reports filed by directors and executive officers of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, all of our company's officers and directors timely filed reports on Forms 3, 4 and 5.


                             EXECUTIVE COMPENSATION

The compensation for all directors and officers individually for services rendered to the Company for the fiscal years ended December 31, 2003, 2002 and 2001 are set forth in the following table:


                                                                                                   Long-Term
                                                                                                  Compensation
                                                                             Other Annual      Awards (Securities
Name and Position                   Year        Salary        Bonus          Compensation      Underlying Options)
================================= ========== ============== ==========    =================   ====================
Peter Amico
  President and Chairman            2004       116,826         0                   0
                                    2003        88,462 (1)     0                   0                  64,000 (2)
                                    2002        84,135 (1)     0                   0                  52,399 (2)

(1). During 2003, Mr. Amico was entitled to receive a salary of $100,000, however $88,461.68 was paid and the balance was deferred for future payment. In 2002, $84,135 was paid as salary to Mr. Amico and $3,365 balance deferred for future payment. In 2002 and 2003, Mr. Amico received an automobile usage valued at $1,000.

(2) Pursuant to his employment agreements, Mr. Amico had outstanding options to acquire a total of 180,000 shares of common stock of the Company. Of these options, 20,000 shares are exercisable at a total price of $2.00, 50,000 shares are exercisable at $0.315 per share, 60,000 shares are exercisable at a price of $0.1575 per share, and 50,000 shares were exercised at a total price of $0.01. On February 12, 2003, Mr. Amico exercised all of his options in exchange for the payment of $25,202. The fair market value of the underlying common stock is $1.26, the closing price of $1.26 on the exercise date of February 12, 2003. The amount for 2003 represents the number of options (50,000) multiplied by the fair market ($1.26) less his exercise costs of $0.01. The amount for 2002 represents the number of options (50,000) multiplied by the fair market ($1.26) less his exercise costs of $12,601. The amount for 2001 represents the number of options (50,000) multiplied by the fair market ($1.26) less his exercise costs of $12,601. In addition, for 2002 and 2003, the amounts include $1,000 for the value of an automobile usage. Mr. Amico was issued 50,000 options for the period July 1, 2003 through June 30, 2004.

                        OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning options granted to executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2003:

Individual Grants


                                  Number of          % of Total Options
                                  Securities         Granted to
Name                              Underlying         Employees in Fiscal
                                  Options Granted    Year                  Exercise        Expiration Date
                                  (#)                                      Price ($/sh)
---------                         ----------------------------------------------------------------------------

Peter Amico                       50,000             40%(1)                $2.20(1)        None(1)
President and Chairman

(1) Pursuant to his employment agreements, Mr. Amico had outstanding options to acquire a total of 180,000 shares of common stock of the Company. Of these options, 20,000 shares are exercisable at a total price of $2.00, 50,000 shares are exercisable at $0.315 per share, 60,000 shares are exercisable at a price of $0.1575 per share, and 50,000 shares were exercised at a total price of $0.01. On February 12, 2003, Mr. Amico exercised all of his options in exchange for the payment of $25,202. The fair market value of the underlying common stock is $1.26, the closing price of $1.26 on the exercise date of February 12, 2003.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table contains information concerning the number and value, at December 31, 2003, of unexercised options held by executive officers named in the Summary Compensation Table:

                      Number of Securities Underlying Unexercised Options at    Value  of   Unexercised   In-the-Money
Name                          FY-End (#) (Exercisable/Unexercisable)            Options       at      FY-End       ($)
                                                                                (Exercisable/Unexercisable)
-------              ------------------------------------------------------------------------------------------------------
Peter Amico
President and Chairman      180,000                  0                                 0                    $201,598

Compensation of Directors

Our directors are compensated at the rate of $250 per meeting and are reimbursed for expenses incurred by them in connection with our business. During 2002 and 2001, each director, other than Mr. Amico, received an annual stock option to purchase 5,000 shares of common stock exercisable at $0.50 per share. During 2003, each director, other than Mr. Amico, received a stock grant of 10,000 shares of our common stock. During 2004, each director received a stock grant of 10,000 shares of our common stock. Our board of directors approved stock grants of 20,000 shares for each director for 2005, conditional upon us having revenues.

Other than as described above, we does not have any other form of compensation payable to our officers or directors, including any stock option plans, stock appreciation rights, or long term incentive plan awards for the periods indicated in the table.

Executive Employment Agreements

We and Peter Amico have entered into written employment agreements for Mr. Amico's role as our President. The parties entered into an agreement covering the period from April 1997 to June 30, 2002 ("Original Employment Agreement"). Effective July 1, 2002, the parties entered into a second employment agreement for a one year term ("Second Employment Agreement").

Under the Original Employment Agreement, Mr. Amico received an annual salary of $75,000 per year, and received stock options to acquire up to 50,000 shares per annum. Of the options, 10,000 shares were exercisable for a total consideration of a $1.00 beginning year three of the contract, 25,000 shares were exercisable at 30% of the lowest price paid for the stock in the 30 day period preceding exercise for each year of the contract, and 15,000 shares were exercisable at 15% of the lowest price paid for the stock in the 30 day period preceding exercise beginning year three of the contract.

Under the Second Employment Agreement, Mr. Amico was entitled to receive an annual salary of $100,000, and receives an option to acquire 50,000 shares of our common stock for a total exercise price of $0.01. We may terminate the agreement without cause upon 14 days' written notice to the Employee. The Second Employment Agreement terminated on June 30, 2003, and the parties have not entered into a subsequent agreement, however, Mr. Amico continues to receive an annual salary of $100,000. We and Mr. Amico expect to enter into a new employment agreement which may include stock options similar to those of the Second Employment Agreement retroactive to July 1, 2003 and for periods subsequent to fiscal 2003; however, the terms of the new employment agreement has not been finalized by the parties, and will be subject to approval by the Board of Directors.

Under the Employment Agreement, ratified by the Board of Directors on November 30, 2004 for the period of July 1 2003 through June 30, 2004, Mr. Amico was entitled to receive an annual salary of $135,000, and receives an option to acquire 50,000 shares of our common stock for a total exercise price of $0.01. We may terminate the agreement without cause upon 14 days' written notice to the Mr. Amico.

Under a two year Employment Agreement, ratified by the Board of Directors on November 30, 2004 for the period of July 1, 2004 through June 30, 2005, Mr. Amico is entitled to receive an annual salary of $200,000, and receives options to purchase up to 500,000 shares of our common stock per year at the rate equal to the "bid" price of one share of stock on the beginning date of the employment agreement. All options have a cashless exercise. We may terminate the agreement without cause upon 14 days' written notice to Mr. Amico. Under the second year of the above Employment Agreement, for the period of July 1, 2005 through June 30,2006, Mr. Amico is entitled to receive an annual salary of $250,000, and options to purchase up to 750,000 shares of our common stock per year at the rate equal to the "bid" price of one share of stock on the beginning date of the employment agreement. All options have a cashless exercise. We may terminate the agreement without cause upon 14 days' written notice to Mr. Amico.

Two of our employees maintain annual stock options for 25,000 during the term of their respective employment agreements. The employment agreements may be terminated by either party with 14 days prior notice, and do not contain a fixed term. Accordingly, the amount of stock options issuable to such employees is not determinable.

The stock options for shares of our common stock identified above are exercisable as follows; 2,500 shares are exercisable for a total consideration of $1.00, 10,000 shares are exercisable at 35% of the lowest price paid for the stock in the 30 day period preceding exercise, and 12,500 shares are exercisable at 17.5% of the lowest price paid for the stock in the 30 day period preceding exercise. The options had not been exercised as of December 31, 2003 and weighted average exercise price is not determinable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arcon Corp., a corporation wholly owned by our chairman and president, owns 275,000 shares of preferred stock of the Company. Each share of preferred stock is entitled to 10 voting rights on all matters on which shareholders are entitled to vote. The preferred stock has a stated value per share of $5.00 and an annual dividend per share equal to 5% of the stated value. The annual cash dividend through November 30, 2004 is $68,750. Dividends are cumulative and the holder has a right during any quarter to waive any cash dividend and receive the dividend in the form of common stock at a price per share equal to 30% of the lowest private offering or trading price of the common stock. The preferred stock is not convertible into common stock, however, has a preference over common stockholders upon liquidation equal to the stated value per share. For fiscal year 2001, Arcon received 246,731 shares of our common stock in lieu of the cash dividend. For fiscal year 2002, Arcon received a cash dividend of $17,187.50. For fiscal year 2003, Arcon received a cash dividend of $28,646 and expects to receive an additional $34,375 in cash dividends and 19,097 shares of common stock in lieu of the cash payment of the dividend.

Arcon Corp. and our President have made loans from time to time to us in varying amounts. As of December 31, 2003, a loan in favor of our President in the amount of $32,665 is outstanding. The loan is due on demand and bears interest at 12%. In July 2000, Arcon Corp. purchased 33,334 shares of common stock at a price per share of $1.50 for a total consideration of $50,001.

Mrs. Patricia Amico, the wife of our President, performed services for us during 2003, 2002, and 2001 for which she received $11,579, $9,930, and $9,126, respectively. Mr. Timothy Smith, the son in law our President, performed services for us during 2000. The amount of such services totaled $4,644.

Mr. Frank Basile, a director, is a partner of a law firm that performed legal services for us during fiscal 2003, 2002 and 2000. The billing amount for such services for each year was less than $10,000.

During 2002 and 2001, each of our directors, other than Mr. Amico, received a stock option to acquire 5,000 shares of common stock at a price per share of $0.50, and in 2003, each director, other than Mr. Amico, received a grant from us of 10,000 shares of common stock. In 2004, each director received a grant from us of 10,000 shares of our common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table identifies as of February 11, 2005 information regarding the current directors and executive officers of the Company and those persons or entities who beneficially own more than 5% of its common stock and Preferred Stock of the Company, the number of and percent of the Company's common stock beneficially owned by:

o    all directors and nominees, naming them,
o    our executive officers,
o our directors and executive officers as a group, without naming them, and o persons or groups known by us to own beneficially 5% or more of our common stock:

The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from February 11, 2005 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of February 11, 2005 have been exercised and converted.

Peter Amico(1)                 Common Stock        1,870,623 (6)    12.36% (2)
870B Central Avenue            Preferred Stock     2,750,000 (3)(5)       100%
Hammonton, NJ 08037

D. Barney Harris(1)            Common Stock          236,025 (7)     1.56% (2)
870B Central Avenue            Preferred Stock             0                0%
Hammonton, NJ 08037

Frank Basile(1)                Common Stock          142,873 (8)            *
870B Central Avenue            Preferred Stock             0                0%
Hammonton, NJ 08037

James Hudson(1)                Common Stock           75,800 (9)            *
870B Central Avenue            Preferred Stock             0                0%
Hammonton, NJ 08037

William Hungerville(1)         Common Stock          165,950 (10)           *
870B Central Avenue            Preferred Stock             0                0%
Hammonton, NJ 08037

All Officers and Directors     Common Stock        2,491,271 (11)   16.47% (2)
As a Group (5 persons)         Preferred Stock     2,750,000              100%

----------------------------
Arcon Corp.                    Common Stock        1,580,623 (4)        10.45%
870B Central Avenue            Preferred Stock     2,750,000 (3)(5)       100%

Hammonton, NJ 08037
*Less than 1%

(1) The address of each beneficial owner is the address of the Company.

(2) Based on 15,129,342 shares of common stock outstanding as of February 11, 2005, except that shares of common stock underlying options or warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants.

(3) Based upon 275,000 outstanding shares of preferred stock after giving effect to the 10 for 1 voting rights.

(4) Represents 1,580,623 shares held by Arcon Corp., a corporation wholly owned by Mr. Amico ("Arcon"), and however, excludes common stock that may be issued to Arcon as a dividend on the preferred stock.

(5) Represents shares held by Arcon.

(6) Represents 1,580,623 shares of common stock held by Arcon as stated in footnote (4) above, and 305,000 shares of common stock held individually by Mr. Amico.

(7) Represents 200,625 shares of common stock held individually, 25,000 shares of common stock issuable under his employment agreement, and 5,000 shares of common stock issuable upon exercise of director's options for 2002.

(8) Represents 100,000 shares held individually, 15,000 shares of common stock issuable upon exercise under director's options for 2002 and 2001, 12,046 shares held by an affiliate, and 10,000 shares held by his spouse. The amount excludes shares of common stock to the Company's that may be granted to directors during 2004.

(9) Represents 41,300 shares of common stock held by an affiliate. The amount excludes shares of common stock to the Company's that may be granted to directors during 2004.

(10) Represents 34,300 shares of common stock held individually, 700 shares held by his spouse and 10,000 shares held by a family trust. The amount excludes shares of common stock to the Company's that may be granted to directors during 2004.

(11) Includes (4), (6), (7), (8), (9), and (10).



                   DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

We are authorized to issue up to 20,000,000 shares of Common Stock without par value. On January 11, 2005, we filed a proxy statement with the SEC for a special meeting of shareholders pursuant to which we will request that our shareholders approve an amendment to our certificate of incorporation to increase our authorized common stock to 50,000,000 shares. As of February 11, 2005, there were 15,129,342 shares of common stock outstanding. The holders of the issued and outstanding shares of our common stock are entitled to receive dividends if declared by our board of directors out of any funds lawfully available therefore. The board of directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and nonassessable.

Holders of shares of common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote per share for each share of common stock held by them.

We have engaged Signature Stock Transfer as independent transfer agent and registrar.

PREFERRED STOCK

We are authorized to issue up to 500,000 shares of preferred stock. On January 11, 2005, we filed a proxy statement with the SEC for a special meeting of shareholders pursuant to which we will request that our shareholders approve an amendment to our certificate of incorporation to increase our authorized preferred stock to 5,000,000 shares. In addition, under such proxy statement we will propose to amend our certificate of incorporation to provide that the shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. If our shareholders approve such proposal, the board of directors will be expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of New Jersey.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

On January 11, 2005, we filed proxy statement with the SEC for a special meeting of shareholders pursuant to which we will request that our shareholders approve an amendment to our certificate of incorporation to provide, to the fullest extent permitted under the laws of the State of New Jersey, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our articles of incorporation is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, if approved by our shareholders, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                              Shares Beneficially Owned                     Shares Beneficially Owned
                                                Prior to the Offering                           After the  Offering
                                           -------------------------------             ----------------------------------

                                                                                             Total
                                                                                            Shares
       Name                                       Number (1)        Percent               Registered (1)    Number         Percent
---------------------------------          -------------------   --------------       ------------------  ------------  ------------
Lerner Enterprises                                 468,750             *                     468,750          0               0
Wilfred Shearer                                    375,000             *                     375,000          0               0
Richard Spencer                                    187,500             *                     187,500          0               0
Bais Yakov Moishe                                  187,500             *                     187,500          0               0
Michael Vanechanos                                 187,500             *                     187,500          0               0
Harry & Linda Whale                                187,500             *                     187,500          0               0
Herbert Strauss                                    181,500             *                     181,500          0               0
Sara Heiman                                        178,125             *                     178,125          0               0
Eliezer Rosenthal                                  159,375             *                     159,375          0               0
Professional Traders Fund                          150,000             *                     150,000          0               0
Frank Vero and Sharon Vero                         112,500             *                     112,500          0               0
Mark A. Phelps Catherine L. Phelps                  93,750             *                      93,750          0               0
Mitchell Quintner                                   93,750             *                      93,750          0               0
Danny Goode                                         93,750             *                      93,750          0               0
Kellog Capital Group LLC                            93,750             *                      93,750          0               0
Leon Goldenberg                                     93,750             *                      93,750          0               0
Douglas P. Cone, Jr                                 93,750             *                      93,750          0               0
Judith Glaser                                       93,750             *                      93,750          0               0
Ami Silberman & Karen                               93,750             *                      93,750          0               0
Century Development Corp                            93,750             *                      93,750          0               0
Noel Ischy                                          93,750             *                      93,750          0               0
Shalom Torah Center                                 75,000             *                      75,000          0               0
Wayne Miller                                        75,000             *                      75,000          0               0
Van Wyck Window Fashion                             75,000             *                      75,000          0               0
Judy Rosenthal                                      75,000             *                      75,000          0               0
Anthony Costanzo                                    69,375             *                      69,375          0               0
Ateres Mechoel, Inc.                                65,625             *                      65,625          0               0
Daniel Barbara                                      60,000             *                      60,000          0               0
Anne Oldham                                         56,250             *                      56,250          0               0
James & Maureen Mcmullen                            56,250             *                      56,250          0               0
Dr. Dushan Kosovich                                 56,250             *                      56,250          0               0
James Schultz                                       46,875             *                      46,875          0               0
Stuart Margolis                                     46,875             *                      46,875          0               0
Raymond Labella                                     46,875             *                      46,875          0               0
David Rubenstein and Deborah S. Rubenstein          46,875             *                      46,875          0               0
Murry Weitman and Toby Weitman                      46,875             *                      46,875          0               0
Edward Jaffe                                        46,875             *                      46,875          0               0
Salvatore Amato                                     46,875             *                      46,875          0               0
Rachel Mendelowitz                                  46,875             *                      46,875          0               0
Sal Marsella                                        46,875             *                      46,875          0               0
Richard Weir Wendy A. Weir                          46,875             *                      46,875          0               0
Jerome Miller                                       46,875             *                      46,875          0               0
Fedele Volpe                                        46,875             *                      46,875          0               0
James Blumenthal                                    46,875             *                      46,875          0               0
James Woodworth                                     46,875             *                      46,875          0               0
John Pearson                                        46,875             *                      46,875          0               0
Bella Jacobs                                        46,875             *                      46,875          0               0
Shmyer Breuer                                       46,875             *                      46,875          0               0
Jacob Gold                                          46,875             *                      46,875          0               0
Lloyd Cox                                           46,875             *                      46,875          0               0
Tighe Taylor                                        46,875             *                      46,875          0               0
Abraham Muller                                      46,875             *                      46,875          0               0
James Moore Def benefit pl                          46,875             *                      46,875          0               0
William Kurinsky (2)                                48,437             *                      48,437          0               0
Benjamin Bekhore                                    46,875             *                      46,875          0               0
Maria Marsella                                      46,875             *                      46,875          0               0
Salvatore & Carlo Amato                             46,875             *                      46,875          0               0
More Int'l Investments, Inc.                        46,875             *                      46,875          0               0
Evangelos Xistris and Carol Monroe                  40,875             *                      40,875          0               0
Jay & Marsha Bloom                                  23,438             *                      23,438          0               0
Edward Pikus                                        23,438             *                      23,438          0               0
Nuala O'Halloran and Daniel O'Halloran              23,438             *                      23,438          0               0
Israel David Zajac                                  46,875             *                      46,875          0               0
George Scritchfield (3)                             35,000             *                      35,000          0               0
Wahl, William, Sr.(4)                              100,000             *                     100,000          0               0
Raymond James & Assoc. Inc Custodian,
Thompson, William (4)                              100,000             *                     100,000          0               0
                                       31

                                              Shares Beneficially Owned                            Shares Beneficially Owned
                                                Prior to the Offering                                  After the Offering
                                           -------------------------------                   ----------------------------------
                                                                                             Total
                                                                                            Shares
       Name                                       Number (1)        Percent               Registered (1)   Number         Percent
---------------------------------          -------------------   --------------       ------------------ ------------  ------------

Entrust Admin Services, Inc. FBO
Angela Metelitsa (13)                                5,500             *                       5,500          0               0
Thompson, John IRA 1106030101(4)                    80,000             *                      80,000          0               0
Thompson, John(4)                                   70,000             *                      70,000          0               0
Hiliard Lyons Custodian Guzzetti Andrew
IRA(4)                                              50,000             *                      50,000          0               0
Paine, Nicholas c/o Cayman Management
Ltd.(4)                                             35,000             *                      35,000          0               0
Shaver,William M(4)                                 35,000             *                      35,000          0               0
Canuso, Gerald L(4)                                 35,000             *                      35,000          0               0
Moorehouse, Thomas R.(4)                            35,000             *                      35,000          0               0
Bloom, Jay and Marsha(4)                            35,000             *                      35,000          0               0
Paine, Nicholas(4)                                  35,000             *                      35,000          0               0
Van Note, Stephen(4)                                35,000             *                      35,000          0               0
Prudential Securities C/F, Millet-IRA,
Julien(4)                                           35,000             *                      35,000          0               0
Dunning, John D., CrossFire Ventures(4)             20,000             *                      20,000          0               0
Seidel, Jerome Jr.(4)                               20,000             *                      20,000          0               0
Pober, Lionel(4)                                    17,500             *                      17,500          0               0
Wagner Jr., Alvin(4)                                17,500             *                      17,500          0               0
Pober, Lionel(4)                                    17,500             *                      17,500          0               0
Wagner Jr., Alvin(4)                                17,500             *                      17,500          0               0
Mandel, Mathew(4)                                   10,000             *                      10,000          0               0
Siegel, Dean M.(4)                                  10,000             *                      10,000          0               0
Indictor, Gregg(4)                                  10,000             *                      10,000          0               0
Lustig, S. Jeffrey(4)                               10,000             *                      10,000          0               0
Schiller, Robert B(4)                               10,000             *                      10,000          0               0
Entrust Admin Services, Inc. FBO, Steven
Bolden IRA #1114030102(4)                           10,000             *                      10,000          0               0
Seidel, Jerome Jr.(4)                                5,000             *                       5,000          0               0
John Jr. and Mary Ferrino(4)                        10,000             *                      10,000          0               0
Excalibur Limited Partnership(5)                   937,500             *                     937,500          0               0
Stonestreet Limited Partnership(6)                 819,375             *                     819,375          0               0
Whalehaven Capital Fund(7)                         328,125             *                     328,125          0               0
Linda Hechter(8)                                   375,000             *                     150,000          0               0
First Montauk Securities Corp.(9)                  389,998             *                     389,998          0               0
Ernest Pellegrino(10)                              225,751             *                     225,751          0               0
Max Povolotsky(11)                                  65,250             *                      65,250          0               0
Shirang Jeurkar(12)                                 36,000             *                      36,000          0               0

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of the warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) With the exception of First Montauk Securities Corp., the number of shares owned and being registered is comprised of 53.59% of shares of common stock and 46.41% of shares of common stock underlying warrants. First Montauk Securities Corp. owns (i) 339,938 shares of common stock underlying warrants exercisable at $1.25 per share; and (ii) 25,000 warrants shares of common stock underlying exercisable at $1.00 per share.

(2) Includes (i) 31,250 shares of common stock; and (ii) 17,187 shares of common stock underlying warrants.

(3) Includes 35,000 shares of common stock underlying warrants exercisable at $1.00 per share.

(4) Includes shares of common stock underlying warrants exercisable at $2.50 per share.

(5) Includes (i) 625,000 shares of common stock; and (ii) 312,500 shares of common stock underlying warrants exercisable at $1.25 per share.

(6) Includes (i) 546,250 shares of common stock; and (ii) 312,500 shares of common stock underlying warrants exercisable at $1.25 per share.

(7) Includes (i) 218,750 shares of common stock; and (ii) 109,375 shares of common stock underlying warrants exercisable at $1.25 per share.

(8) Includes (i) 250,000 shares of common stock; and (ii) 125,000 shares of common stock underlying warrants exercisable at $1.25 per share.

(9) Includes (i) 339,938 shares of common stock underlying warrants exercisable at $1.25 per share; and (ii) 25,000 warrants shares of common stock underlying exercisable at $1.00 per share.


(10) Includes (i) 172,251 shares of common stock underlying warrants exercisable at $1.25 per share; and (ii) 53,500 shares underlying warrants exercisable at $1.00 per share. Mr. Pellegrino is affiliated with First Montauk Securities, a broker-dealer and has acquired these securities in the ordinary course of business as compensation.

(11) Includes shares of common stock underlying warrants exercisable at $1.25 per share. Mr. Povolotsky is affiliated with First Montauk Securities, a broker-dealer and has acquired these securities in the ordinary course of business as compensation.

(12) Includes (i) 16,000 shares of common stock underlying warrants exercisable at $1.00 per share; and (ii) 20,000 shares of common stock underlying warrants exercisable at $1.25 per share. Mr. Jeurkar is affiliated with First Montauk Securities, a broker-dealer and has acquired these securities in the ordinary course of business as compensation.

(13) Includes shares of common stock underlying warrants exercisable at $1.00 per share.


                              PLAN OF DISTRIBUTION

Each Selling Stockholder (the "Selling Stockholders") of the common stock ("Common Stock") of Airtrax, Inc., a New Jersey corporation (the "Company") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o settlement of short sales;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. One of the Selling Stockholders, First Montauk Securities Corp., is a registered broker dealer and NASD member firm. First Montauk served as placement agent in our recently completed May 2004 private placement, and received, in addition to commissions, warrants to purchase an aggregate of 360,000 shares of our Common Stock with an exercise price of $1.25 per share. First Montauk also served as placement agent in our recently completed November 2004 private placements and received, in addition to commissions, warrants to purchase an aggregate of 164,000 shares of our Common Stock with an exercise price of $1.25 per share. In addition, we are obligated to issue First Montauk warrants to purchase 100,000 shares of our common stock as compensation pursuant to an advisory agreement we have entered into with First Montauk. The registration statement of which this Prospectus forms a part includes the shares underlying the warrants held by First Montauk. In addition, First Montauk has been retained as a financial consultant to Airtrax, for which it received cash compensation of $30,000.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock, however, they may elect to sell their shares through First Montauk Securities Corp. as described below. As a broker dealer who is also a selling shareholder, First Montauk may be deemed an underwriter with respect to the shares it may sell pursuant to this Prospectus.

In order to comply with the securities laws of some states, the selling shareholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholder complies with the exemption.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

First Montauk Securities Corp. served as placement agent in connection with the private placement offering recently completed by us in which we raised $2,880,100 in gross proceeds. First Montauk is a National Association of Securities Dealers, Inc. member brokerage firm. First Montauk received 360,000 warrants as compensation for its services as placement agent. The warrants have an exercise price of $1.25 per share. The warrants expire on May 13, 2009. Pursuant to NASD Rule 2710(g)(1), the 360,000 shares of common stock issued or issuable upon conversion of placement agent warrants received by First Montauk are restricted from sale, transfer, assignment or hypothecation for a period of six months from the effective date of this Registration Statement except to officers or partners (not directors) of First Montauk and members of the selling group and/or their officers or partners. Additionally, William Kurinsky, who is listed as a selling shareholder, is an officer of First Montauk Securities Corp. All securities (48,437 total shares and warrants) held by Mr. Kurinsky (or any other person who might be associated with First Montauk Securities and receives securities as a transferee in compliance with NASD Rule 2710) will be subject to the same resale, transfer and assignment restrictions as set forth in NASD Rule 2710(g)(1) for six months from the effective date of the Registration Statement.

First Montauk Securities Corp. also served as placement agent in connection with the November 2004 private placement offerings recently completed by us in which we raised $1,312,840 in gross proceeds. First Montauk is a National Association of Securities Dealers, Inc. member brokerage firm. First Montauk and certain of its affiliated members received 164,000 warrants as compensation for its services as placement agent. The warrants have an exercise price of $1.25 per share. The warrants expire on November 22 and 23, 2009. In addition, we are obligated to issue First Montauk warrants to purchase 100,000 shares of our common stock as compensation pursuant to an advisory agreement we have entered into with First Montauk.

First Montauk has indicated to us its willingness to act as selling agent on behalf of the selling shareholders named in the Prospectus under "Selling Stockholders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by First Montauk would be in transactions executed by First Montauk on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4.5% of the gross proceeds. First Montauk does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through First Montauk. In the event that there are other broker dealer firms involved in the distribution of securities on behalf of selling shareholders, the maximum commission or discount to be received will not be greater than 8% of the sale of any securities which were registered pursuant to this prospectus under SEC Rule 415.

NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

o it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

o the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

o whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

o in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No persons associated with us or the selling shareholders may participate in the distribution of the shares to be offered by selling shareholders unless they meet the safe harbor provisions of the SEC Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 with respect to exemption from registration as a broker/dealer.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Any selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

At the time a selling shareholder makes a particular offer of shares we will, if required under applicable rules and regulations, distribute a Prospectus supplement that will set forth:

o    the number of shares that the Selling Holder is offering;

o the terms of the offering, including the name of any underwriter, dealer or agent;

o    the purchase price paid by any underwriter;

o    any discount, commission and other underwriter compensation;

o any discount, commission or concession allowed or reallowed or paid to any dealer; and

o    the proposed selling price to the public.

We will not receive any proceeds from sales of any shares by the selling shareholders.


                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

The financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002 incorporated in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Robert G. Jeffrey, Certified Public Accountant, and are included herein in reliance upon the authority of this firms as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

                              AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C.. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC' s website at www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Any information that we incorporate by reference is automatically updated and superseded if information contained in this prospectus modifies or replaces that information. You must look at all of our SEC filings that we have incorporated by reference to determine if any of the statements in a document incorporated by reference have been modified or superseded.

We incorporate by reference the document listed below:

o Our quarterly report on Form 10-QSB for the period ending September 30, 2004;

o Our annual report on Form 10-KSB for the year ended December 31, 2003; and

o Our current reports on Form 8-K for the past fiscal year.

A copy of our above-mentioned reports are being delivered with this prospectus. You may request additional copies of these filings at no cost, by writing or telephoning us at the following address or phone number:

Airtrax, Inc.
870B Central Avenue
Hammonton, NJ 08037
Attention: President
(609) 567-7800

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

FINANCIAL STATEMENT INDEX

                                  AIRTRAX, INC.

                          (A Development Stage Company)

                              Financial Statements

                               September 30, 2004

                                   (Unaudited)


                                                                          Page

Balance Sheets                                                              1

Statements of Operations and Deficit Accumulated
         During Development Stage                                           2

Statements of Cash Flows                                                    3

Notes to Financial Statements                                               4

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
               For the Nine Month Period Ended September 30, 2004
                    and for the Year Ended December 31, 2003



                                                                     September 30, 2004               December 31, 2003
                                                                     ------------------               -----------------
                                                                         (Unaudited)                      (Audited)

                                     ASSETS
Current Assets
         Cash                                                           $     178,991                  $     37,388
         Accounts receivable                                                        -                             -
         Accrued interest receivable                                           24,081                             -
         Inventory                                                            516,596                       384,754
         Prepaid expenses                                                      35,086                       267,790
         Deferred tax asset                                                   320,231                       201,005
                                                                        -------------                  ------------
                  Total current assets                                      1,074,985                       890,937

Fixed Assets
         Office furniture and equipment                                        80,852                        75,652
         Automotive equipment                                                  21,221                        21,221
         Shop equipment                                                        24,459                        22,155
         Casts and tooling                                                    185,384                       173,639
                                                                        -------------                  ------------
                                                                              311,916                       292,667
         Less, accumulated depreciation                                       178,211                       154,469
                                                                        -------------                  ------------
                  Net fixed assets                                            133,705                       138,198

Other Assets
         Patents - net                                                         77,322                        43,053
         Loans to Filco GmbH                                                1,230,000                             -
         Utility deposit                                                           65                            65
                                                                        -------------                  ------------
                  Total other assets                                        1,307,387                        43,118
                                                                        -------------                  ------------
              TOTAL ASSETS                                              $   2,516,077                  $  1,072,253
                                                                        =============                  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
         Accounts payable                                               $     185,464                  $    475,951
         Payroll taxes and other accrued liabilities                          161,877                       279,878
         Shareholder deposits for stock                                       329,850                       130,000
         Current portion of note payable                                            -                         1,572
         Stockholder note payable                                              32,665                        80,895
                                                                        -------------                  ------------
                  Total current liabilities                                   709,856                       968,296

Long Term Liabilities
         Long term portion of note payable                                          -                         3,974
                                                                        -------------                  ------------
             TOTAL LIABILITIES                                                709,856                       972,270
                                                                        -------------                  ------------
Stockholders' Equity
         Common stock - authorized, 20,000,000 shares without
            par value; issued and outstanding - 12,940,517 and
            8,696,552, respectively                                         8,985,582                     5,909,729
         Preferred stock - authorized, 500,000 shares without
            par value; 275,000 issued and outstanding                          12,950                        12,950
         Deficit accumulated during development stage                      (6,985,359)                   (5,615,744)
         Deficit prior to development stage                                  (206,952)                     (206,952)

                  Total stockholders' equity                                1,806,221                        99,983

         TOTAL LIABILITIES AND                                          -------------                 -------------
            STOCKHOLDER'S EQUITY                                        $   2,516,077                 $   1,072,253
                                                                        =============                 =============



   The accompanying notes are an integral part of these financial statements.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                      STATEMENTS OF OPERATIONS AND DEFICIT
                      ACCUMULATED DURING DEVELOPMENT STAGE
          For the Nine Month Periods Ended September 30, 2004 and 2003
                                   (Unaudited)



                                                                                                            May 19, 1997
                                                                                                         (Date of Inception)
                                                                  2004                    2003          to September 30, 2004
                                                          ------------            ------------          ---------------------

SALES                                                     $          -            $     21,977               $  1,023,123

COST OF GOODS SOLD                                                   -                  83,368                    470,371
                                                          ------------            ------------               ------------

                  Gross Profit (Loss)                                -                 (61,391)                   552,752

OPERATING AND ADMINISTRATIVE EXPENSES                        1,397,479               1,578,516                  7,704,070
                                                          ------------            ------------               ------------

OPERATING LOSS                                              (1,397,479)             (1,639,907)                (7,151,318)

OTHER INCOME AND EXPENSE
         Interest expense                                      (23,716)                (28,407)                  (167,886)
         Interest income                                        24,091                       -                     24,091
         Other income                                              131                   7,914                     75,446

NET LOSS BEFORE INCOME TAXES                                (1,396,973)             (1,660,400)                (7,219,667)
                                                          ------------            ------------               ------------

INCOME TAX BENEFIT (STATE):
         Current                                               119,226                 149,436                    119,226
         Prior years                                                 -                       -                    518,319
                                                          ------------            ------------               ------------
                  Total Benefit                                119,226                 149,436                    637,545
                                                          ------------            ------------               ------------
LOSS ACCUMULATED DURING
         DEVELOPMENT STAGE                                  (1,277,747)             (1,510,964)                (6,582,122)

PREFERRED STOCK DIVIDENDS DURING
         DEVELOPMENT STAGE                                     (91,868)                (80,749)                  (403,237)

DEFICIT ACCUMULATED DURING DEVELOPMENT                    ------------            ------------               ------------
         STAGE                                            $ (1,369,615)           $ (1,591,713)              $ (6,985,359)
                                                          ============            ============               ============

NET LOSS PER SHARE - Basic and Diluted                    $      (0.12)           $      (0.21)
                                                          ============            ============

WEIGHTED AVERAGE NUMBER OF SHARES
    OUTSTANDING                                             11,452,797               7,631,386
                                                          ============            ============


   The accompanying notes are an integral part of these financial statements.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                      STATEMENTS OF OPERATIONS AND DEFICIT
                      ACCUMULATED DURING DEVELOPMENT STAGE
          For the Three Month Periods Ended September 30, 2004 and 2003
                                   (Unaudited)



                                                                                                            May 19, 1997
                                                                                                         (Date of Inception)
                                                               2004                    2003             to September 30, 2004
                                                          ------------            ------------          ---------------------

SALES                                                     $          -            $          -               $  1,023,123

COST OF GOODS SOLD                                                   -                  26,601                    470,371
                                                          ------------            ------------               ------------
                  Gross Profit (Loss)                                -                 (26,601)                   552,752

OPERATING AND ADMINISTRATIVE EXPENSES                          549,338                 498,436                  7,704,070
                                                          ------------            ------------               ------------

OPERATING LOSS                                                (549,338)               (525,037)                (7,151,318)

OTHER INCOME AND EXPENSE
         Interest expense                                       (9,986)                 (6,860)                  (167,886)
         Interest income                                        13,964                       -                     24,091
         Other income                                               37                   4,545                     75,446
                                                          ------------            ------------               ------------

NET LOSS BEFORE INCOME TAXES                                  (545,323)               (527,352)                (7,219,667)
                                                          ------------            ------------               ------------
INCOME TAX BENEFIT (STATE):
         Current                                                51,456                  47,336                    119,226
         Prior years                                                 -                       -                    518,319
                                                          ------------            ------------               ------------
                  Total Benefit                                 51,456                  47,336                    637,545
                                                          ------------            ------------               ------------
LOSS ACCUMULATED DURING
         DEVELOPMENT STAGE                                    (493,867)               (480,016)                (6,582,122)

PREFERRED STOCK DIVIDENDS DURING
         DEVELOPMENT STAGE                                      (5,931)                      -                   (403,237)

                                                          ------------            ------------               ------------
DEFICIT ACCUMULATED DURING DEVELOPMENT
         STAGE                                            $   (499,798)           $   (480,016)              $ (6,985,359)
                                                          ============            ============               ============
NET LOSS PER SHARE - Basic and Diluted                    $      (0.04)           $      (0.06)                         -
                                                          ============            ============               ============
WEIGHTED AVERAGE NUMBER OF SHARES
    OUTSTANDING                                             12,888,343               8,433,464
                                                          ============            ============

   The accompanying notes are an integral part of these financial statements.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
          For the Nine Month Periods Ended September 30, 2004 and 2003
                                   (Unaudited)



                                                                                                             May 19, 1997
                                                                                                         (Date of Inception)
                                                               2004                    2003             to September 30, 2004
                                                          ------------            ------------          ---------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                  $ (1,277,747)           $ (1,510,964)              $ (6,582,122)
Adjustments to reconcile net loss to net cash
   consumed by operating activities:
        Charges not requiring the outlay of cash:
            Depreciation and amortization                       27,159                  23,304                    227,849
            Value of common stock issued for services          623,401               1,017,315                  2,638,126
            Increase in accrual of deferred tax benefit       (119,226)               (149,436)                  (320,231)
            Interest accrued on shareholder loan                 3,775                       -                     20,850
        Changes in current assets and liabilities:
             (Decrease) increase in accounts payable
                 and accrued liabilities                      (225,888)                 86,487                    468,016
         Increase in prepaid expense                              -                          -                   (146,957)
         (Increase) decrease in accounts receivable            (24,081)                 41,678                    (24,081)
         Increase in inventory                                (131,842)               (220,768)                  (516,596)
                                                          ------------            ------------               ------------

                  Net Cash Consumed By
                       Operating Activities                 (1,124,449)               (712,384)                (4,235,146)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of equipment                                      (19,249)                (18,274)                  (318,227)
Additions to patent cost                                       (37,686)                      -                   (114,678)
Advances to Filco GmBH                                      (1,230,000)                      -                 (1,230,000)
                                                          ------------            ------------               ------------
                  Net Cash Consumed By
                        Investing Activities                (1,286,935)                (18,274)                (1,662,905)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds of common stock sales                           2,696,462                 760,899                  6,165,970
Proceeds from option exercises                                   5,944                       -                     14,344
Proceeds of sales of preferred stock                                 -                       -
                                                                                                                   12,950
Repayments of stockholder loans                                (52,005)                (45,933)                    35,120
Preferred stock dividends paid in cash                         (91,868)                      -                   (145,371)
Principal payments on installment note                          (5,546)                      -                     (5,971)
                                                          ------------            ------------               ------------
                  Net Cash Provided By
                      Financing Activities                   2,552,987                 714,966                  6,077,042
                                                          ------------            ------------               ------------
                  Net Increase (Decrease) In Cash              141,603                 (15,692)                   178,991

         Balance at beginning of period                         37,388                  51,431                          -
                                                          ------------            ------------               ------------
         Balance at end of period                         $    178,991            $     35,739               $    178,991
                                                          ============            ============               ============


   The accompanying notes are an integral part of these financial statements.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

1. BASIS OF PRESENTATION

The unaudited interim financial statements of Airtrax, Inc. ("the Company") as of September 30, 2004 and for the three month and nine month periods ended September 30, 2004 and 2003, respectively, have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The results of operations for the quarter and nine month periods ended September 30, 2004 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2004.

Certain information and disclosures normally included in the notes to financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2003.

2. COMMON STOCK

Shares of common stock totaling 270,000 and 4,243,965 shares, respectively, were issued during the third quarter and first nine months of 2004, as follows:



                                        Third                   Nine
                                       Quarter                 Months
                                       -------                 ------
Private placement sales                   -                 3,610,125
Stock issued for services              270,000                433,840
Stock option exercises                    -                    70,000
Issuance of shares sold in
  prior year private placement            -                   130,000
                                       -------              ---------
       Total shares issued             270,000              4,243,965


3. SUPPLEMENTAL CASH FLOWS INFORMATION:

There was no cash payment for income taxes during either of the nine month periods ended September 30, 2004 and 2003. Interest paid during the nine month period ended September 30, 2004 was $10,815; there was none paid during the nine month period ended September 30, 2003.

4. CONTINGENCIES

During January 2004, the Company entered into an agreement with an NASD registered broker dealer to raise additional capital through a private placement offering. The offering consisted of units, with each unit comprised of one share of common stock and a warrant to purchase 50% of an additional share at an exercise price of $.80. During the nine months ended September 30, 2004, there were five closings on this offering, yielding net proceeds of $2,696,462. As of September 30, 2004 a total of 3,600,125 units were issued as a result of these closings. An additional 343,750 units included in the proceeds had not been issued as of September 30, 2004; they were issued during October 2004. The Company agreed as part of the fee of the placement agent to sell additional warrants to the agent equal to no more than 10% of the units sold, at a price of $.001 per warrant. These warrants would allow the agent to purchase common stock during a five-year term at $1.25 per share. These issuances raised the total number of warrants outstanding at September 30, 2004 to 3,160,063; these warrants are exercisable at prices ranging from $.80 to $2.50 per share.

In March 2004, the Company reached an agreement in principal, subject to certain closing conditions, with Fil Filipov to acquire 51% of the capital stock of Filco GmbH, a German corporation. In April 2003, Filco GmbH acquired substantially all of the assets of Clark Material Handling of Europe GmbH at Clark's facility located in Rheinstrasse Mulheim a.d. Ruhr., Germany, excluding, however, building and land and rights to the Clark name. Filco has entered into an 18-month lease agreement with the current property owner with an option to purchase the 200,000 square foot building and land for 4.7 million euros. Filco GmbH has been operating this plant since July 1, 2003.

On or about 7 October 2004 an addendum was added to the above noted agreement in principal in which the Company purchased, and Filipov sold, 75.1% of FiLCO GmbH. A notarized document will be issued from a German notary for the sale to be completed.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

4. CONTINGENCIES (Continued)

The purpose of this change is to give the Company control of Filco GmbH including USGAAP and German law regarding consolidation and capitalization. This change is offered and accepted by Fil Filipov as incentive to the Company to fund the Filco operation to start up. All other conditions and terms of the agreement between the parties shall remain the same.

The consideration for the proposed acquisition of a control equity interest in Filco is the issuance of stock options to Mr. Filipov to acquire 900,000 shares of common stock of the Company. The Company will loan Filco GmbH approximately $1,300,000 which, if the acquisition is completed, may be kept on the records as a loan or put into equity of Filco along with approximately 1,300,000 Euros currently owed to Fil Filipov by Filco.

Thus far the Company has not finalized nor executed the acquisition agreement but has loaned Filco an aggregate principal amount of $1.230 million pursuant to various unsecured promissory notes. The Company has used proceeds from its private placement offering conducted during the first quarter of 2004 to fund such loans. Future amounts in the aggregate principal amount of $1,350,000 to be loaned to Filco will be taken from the proceeds of this offering. Filco has informed the Company that adequate working capital should be available in the total amount of $5,000,000 in order for it to achieve profitable operations. This amount includes funds expected to be provided to Filco by the Company if the Company finalizes the Filco acquisition agreement. The Company expects to raise additional funds from this private placement in order to loan fund to Filco, should it finalize and execute the acquisition agreement.

In accord with the agreement, if finalized and executed, the stock option to be issued to Mr. Filipov to acquire 900,000 shares of the Company's common stock will be exercisable at a price per share of $0.01. No more than 12.5% of the options can be exercised during any one year, and the exercise period for such annual amount is three years. Mr. Filipov also will be appointed a director of the Company and will receive an additional 100,000 options of common stock of the Company for his role as director. The Company will be required to register with the Securities and Exchange Commission all of the shares issuable to Mr. Filipov, including those underlying the described stock options.

No assurance can be given that the acquisition agreement will be finalized, or that if it agreement is finalized, that the conditions to closing will be satisfied, or that the Company will raise sufficient funds to pay all amounts due under the acquisition agreement. Further, in the event that the Company does consummate the acquisition agreement, no assurance can be given that it will be able to raise sufficient funds to meet the working capital needs of Filco, as well as its own working capital needs. The Company's inability to raise sufficient capital as discussed herein may impair Filco's operations as well as its own operations.

The Company intends to appoint Mr. Filipov to the board of directors effective upon completion of the acquisition.

                                  AIRTRAX, INC.

                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2003





                                    CONTENTS


                                                                                      Page

Accountant's Audit Report                                                              1

Balance Sheet                                                                          2

Statements of Operations and Deficit Accumulated During Development Stage              3

Statements of Changes in Stockholder's Equity                                          4

Statements of Cash Flows                                                               5

Notes to Financial Statements                                                          6

                                ROBERT G. JEFFREY
                           CERTIFIED PUBLIC ACCOUNTANT
                                61 BERDAN AVENUE
                             WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE                               TEL:  973-628-0022
IN NEW YORK AND NEW JERSEY                         FAX:  973-696-9002
MEMBER OF AICPA                                    E-MAIL:  rgjcpa@optonline.net
PRIVATE COMPANIES PRACTICE SECTION



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
AirTrax, Inc.

I have audited the accompanying balance sheet of AirTrax, Inc. (a development stage company) as of December 31, 2003, and the related statements of operations and deficit accumulated during development stage, changes in stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002, and for the period from May 19, 1997 (inception) to December 31, 2003. These financial statements are the responsibility of the Company management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted the audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AirTrax, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, and for the period from May 19, 1997 (inception) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.



Robert G. Jeffrey
Certified Public Accountant

Wayne, New Jersey
March 29, 2004, except for Notes 10, 11, and 12, which is May 14, 2004

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 2003


                                                          ASSETS

Current Assets
         Cash                                                    $       37,388
         Inventory                                                      384,754
         Prepaid expenses                                               267,790
         Deferred tax asset                                             201,005
                  Total current assets                                  890,937
                                                                 --------------
Fixed Assets
         Office furniture and equipment                                  75,652
         Automotive equipment                                            21,221
         Shop equipment                                                  22,155
         Casts and tooling                                              173,639
                                                                 --------------
                                                                        292,667
         Less, accumulated depreciation                                 154,469
                                                                 --------------
                  Net fixed assets                                      138,198

Other Assets
         Patents - net                                                   43,053
         Utility deposits                                                    65
                                                                 --------------
                  Total other assets                                     43,118
                                                                 --------------

              TOTAL ASSETS                                       $    1,072,253
                                                                 ==============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
         Accounts payable                                        $      475,951
         Payroll taxes and other accrued liabilities                    279,878
         Shareholder deposits for stock                                 130,000
         Current portion of note payable                                  1,572
         Stockholder notes payable                                       80,895
                                                                 --------------

                  Total current liabilities                      $      968,296

Long Term Liabilities
         Long term portion of note payable                                3,974
                                                                 --------------

             TOTAL LIABILITIES                                          972,270

Stockholders' Equity
         Common stock - authorized, 20,000,000 shares without
            par value; 8,696,552 issued and outstanding               6,098,141
         Preferred stock - authorized, 500,000 shares without
            par value; 275,000 issued and outstanding                    12,950
         Deficit accumulated during the development stage            (5,804,156)
         Deficit prior to development stage                            (206,952)
                                                                  --------------

                  Total stockholders' equity                             99,983

            TOTAL LIABILITIES AND
                      STOCKHOLDERS' EQUITY                       $    1,072,253
                                                                  ==============

   The accompanying notes are an integral part of these financial statements.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                      STATEMENTS OF OPERATIONS and DEFICIT
                      ACCUMULATED DURING DEVELOPMENT STAGE
                 For the Years Ended December 31, 2003 and 2002


                                                                                                          May 19, 1997
                                                                                                     (Date of Inception)
                                                                    YEAR  2003          YEAR 2002    to December 31, 2003
                                                                  --------------      ------------ ----------------------

SALES                                                             $      21,879       $   551,122      $  1,023,123

COST OF GOODS SOLD                                                       91,283           207,665           470,371
                                                                  --------------      ------------     -------------
                  Gross Profit (Loss)                                   (69,404)          343,457           552,752

OPERATING AND ADMINISTRATIVE EXPENSES                                 2,199,659         1,014,406         6,306,591
                                                                  --------------      ------------     -------------
OPERATING LOSS                                                       (2,269,063)         (670,949)       (5,753,839)

OTHER INCOME AND (EXPENSE)
         Interest expense                                               (43,938)          (33,174)         (144,170)
         Other income                                                     7,914             4,215            75,315
                                                                  --------------      ------------     -------------

NET LOSS BEFORE INCOME TAXES                                         (2,305,087)         (699,908)       (5,822,694)
                                                                  --------------      ------------     -------------
INCOME TAX BENEFIT (STATE):
         Current                                                        210,553            59,292           210,553
         Prior years                                                          -                 -           307,766
                  Total Benefit                                         210,553            59,292           518,319

NET LOSS BEFORE DIVIDENDS                                            (2,094,534)         (640,616)       (5,304,375)
                                                                  --------------      ------------     -------------
DEEMED DIVIDENDS ON PREFERRED STOCK                                     188,412                 -           188,412
                                                                  --------------      ------------     -------------
NET LOSS ATTRIBUTABLE TO COMMON
    SHAREHOLDERS                                                     (2,282,946)         (640,616)       (5,492,787)

PREFERRED STOCK DIVIDENDS DURING
         DEVELOPMENT STAGE                                              (80,749)                -          (311,369)
                                                                  --------------      ------------     -------------
DEFICIT ACCUMULATED                                               $  (2,363,695)      $  (640,616)     $ (5,804,156)
                                                                  ==============      ============     =============


EARNINGS PER SHARE:
NET LOSS ATTRIBUTABLE TO COMMON
    SHAREHOLDERS                                                  $   2,282,946       $   640,616
ADJUSTMENT FOR PREFERRED STOCK
    DIVIDENDS ACCUMULATED BUT UNPAID                                     68,750            68,750
                                                                  --------------      ------------
LOSS ALLOWABLE TO COMMON SHAREHOLDRS                              $   2,351,696       $   709,366
                                                                  ==============      ============
NET LOSS PER SHARE - Basic and Diluted                            $        (.30)      $      (.12)
                                                                  ==============      ============
WEIGHTED AVERAGE SHARES OUTSTANDING                                   7,818,400         5,767,347
                                                                  ==============      ============


   The accompanying notes are an integral part of these financial statements.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      For the Year Ended December 30, 2003


                                       COMMON                          PREFERRED DEFICIT ACCUMULATED   DEFICIT PRIOR
                                        STOCK                           STOCK           DURING              TO
                            ------------------------   -------------------------
                               Shares        Amount         Shares      Amount    DEVELOPMENT STAGE   EVELOPMENT STAGE     TOTAL
                            ----------   -----------   -----------   -----------  -----------------   ----------------  ------------
Balance, December 31, 2001   5,431,237    $2,852,895       275,000      $12,950         $(2,799,845)     $(206,952)     $  (140,952)

Sales of stock under
    Regulation D offering      392.834       396,630                                                                        396,630

Shares issued for services     423,659       413,899                                                                        413,899

Net loss for period                                                                        (640,616)                       (640,616)


Balance, December 31, 2002   6,247,730     3,663,424       275,000       12,950          (3,440,461)      (206,952)          28,961
                            ----------    ----------    ----------   ----------          -----------     ----------       ----------
Adjustment                     (21,912)

Sales of stock under
    Regulation D offering      715,000      659,000                                                                         659,000

Shares issued for services   1,509,003    1,506,556                                                                       1,506,556

Shares in lieu of preferred
    Dividends                  246,731      269,161                                         (80,749)                        188,412

Net loss for the period                                                                  (2,282,946)                     (2,282,946)

                            ----------   ----------     ----------   ----------         ------------     ----------     ------------
Balance, December 31, 2003   8,696,552   $6,098,141        275,000      $12,950         $(5,804,156)     $(206,952)     $    99,983
                            ==========   ==========     ==========   ==========         ============     ==========     ============


   The accompanying notes are an integral part of these financial statements.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2003 and 2002

                                                                                                       May 19, 1997
                                                                                                  (Date of Inception)
                                                                     Year 2003         Year 2002  to December 31, 2003
                                                                 ---------------   --------------- -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                         $   (2,282,946)   $     (640,616)   $   (5,492,787)
Adjustments to reconcile net income to net cash
   consumed by operating activities:
        Charges not requiring the outlay of cash:
         Depreciation and amortization                                   36,214            31,071           200,690
         Value of common stock issued for services                    1,424,278           413,899         2,014,725
         Deemed dividends on preferred stock                            188,412                             188,412
         Interest accrued on shareholder loan                            11,478             2,800            17,075
         (Increase) decrease in accrual of deferred
             tax benefit                                               (150,262)           19,043          (201,005)
        Changes in current assets and liabilities:
         Decrease (increase) in inventory                              (197,914)           46,410          (384,754)
         (Increase) decrease in accounts receivable                      50,936           (30,101)                -
         Increase (decrease) in accounts payable
            and accrued liabilities                                     214,014          (107,294)          693,904
         Increase in prepaid expense                                          -          (139,954)         (146,957)
                                                                 ---------------   ---------------   ---------------

                  Net Cash Consumed By
                       Operating Activities                            (705,790)         (404,742)       (3,110,697)
                                                                 ---------------   ---------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of equipment                                               (90,045)          (36,883)         (298,978)
Additions to patent cost                                                 (9,385)                -           (76,992)
                                                                 ---------------   ---------------   ---------------

                  Net Cash Consumed By
                        Investing Activities                            (99,430)          (36,883)         (375,970)
                                                                 ---------------   ---------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds of common stock sales                                      789,000           396,630         3,469,508
Proceeds of option exercises                                              5,900             2,500             8,400
Proceeds of sales of preferred stock                                          -                 -            12,950
Proceeds (repayment) of stockholder loans                                (3,298)           61,506            87,125
Preferred stock dividends paid in cash                                        -                 -           (53,503)
Partial repayment of equipment note                                        (425)                               (425)
                                                                 ---------------   ---------------   ---------------
                  Net Cash Provided By
                      Financing Activities                              791,177           460,636         3,524,055
                                                                 ---------------   ---------------   ---------------
                  Net Increase (Decrease) In Cash                       (14,043)           19,011            37,388
         Balance at beginning of period                                  51,431            32,420                 -
                                                                 ---------------   ---------------   ---------------
         Balance at end of period                                $       37,388    $       51,431    $       37,388
                                                                 ===============   ===============   ===============

   The accompanying notes are an integral part of these financial statements.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2003



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business
The Company was formed April 17, 1997. It has designed a forklift vehicle using omni-directional technology obtained under a contract with the United States Navy Surface Warfare Center in Panama City, Florida. The right to exploit this technology grew out of a Cooperative Research and Development Agreement with the Navy. Significant resources have been devoted during the past four years to the construction of a prototype of this omni-directional forklift vehicle.

The Company has also developed a traditional helicopter ground handling machine which has been marketed by the Company on a limited basis.

Development Stage Accounting
The Company is a development stage company, as defined in Statement of Financial Accounting Standards No. 7. Generally accepted accounting principles that apply to established operating enterprises govern the recognition of revenue by a development stage enterprise and the accounting for costs and expenses. From inception to December 31, 2003, the Company has been in the development stage and all its efforts have been devoted to the development of a forklift vehicle with omni-directional technology that is suitable for market. Only small amounts of revenue have been realized through December 31, 2003.

Basis of Presentation
The Company has incurred losses from inception to December 31, 2003 of $5,304,375. Activities have been financed primarily through private placements of equity securities. The Company may need to raise additional capital through the issuance of debt or equity securities to fund its operations.

Cash
For purposes of the statements of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Inventory
Inventory consists principally of component parts and supplies which will be used to assemble forklift vehicles. Inventories are stated at the lower of cost (determined on a first in-first out basis) or market.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2003


1.       (continued)


Fixed Assets
Fixed assets are recorded at cost. Depreciation is computed by using accelerated methods, with useful lives of seven years for furniture and shop equipment and five years for computers and automobiles.

Income Taxes

Deferred income taxes are recorded to reflect the tax consequences or benefits to future years of temporary differences between the tax bases of assets and liabilities, and of net operating loss carryforwards.

Intangible Assets
          Patents
          The Company incurred costs to acquire certain patent rights. These costs were capitalized and are being amortized over a period of fifteen years on a straight-line basis.

          Prototype Equipment
          The cost of developing and constructing the prototype omni-directional helicopter handling vehicle and the omni-directional forklift vehicle is expensed as incurred.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimated.

Fair Value of Financial Instruments
The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their fair values at December 31, 2003.

Advertising Costs
The Company expenses advertising costs when the advertisement occurs. Advertising costs amounted to $33,640 in 2002; there were no advertising expenses in 2003.

 Stock Options

Stock options are occasionally awarded to employees, directors and outside parties as compensation for services. Such awards are immediately exercisable. They are accounted for by changing income in the year of grant with the excess of the fair market value of the underlying stock at the date of grant over the exercise price.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2003


1.       (continued)


Segment Reporting
Management treats the operations of the Company as one segment.

Revenue Recognition
Revenue is realized from product sales and consulting services. Recognition occurs upon delivery of goods or services.

Common Stock
Common stock is often issued in return for product, services, and as dividends on the preferred stock. These issuances are assigned values equal to the value of the product or service received or the market value of the common stock, with appropriate discounts, whichever is most clearly evident.

2.       RELATED PARTY TRANSACTIONS

The majority shareholder corporation and the Company president make loans to the Company from time to time. The related notes accrue interest at 12% and are due on demand. The combined unpaid balance of principal and interest on these notes was $80,885 at December 31, 2003, including interest accrued on these notes of $11,478.

During 2002, a non-employee director exercised options, receiving 5,000 shares of common stock in return for $2,500. A director who is also an employee exercised options, receiving 25,000 shares for $3,129. Two directors received a total of 58,802 shares in return for services valued at $51,951, and an affiliate of a director received 2,164 shares in return for services valued at $1,623.

During 2003, two Company employees exercised options, receiving a total of 7,500 shares of common stock in return for $877. The same two employees each received bonuses of 15,000 shares. Each member of the Board of Directors was awarded 10,000 shares for services as directors; these shares were valued at a total of $50,000. One director purchased 10,000 shares in return for $5,000; an additional $5,000 was treated as compensation of the director. An affiliate of a director received $3,940 for legal services. The Company president exercised options for 180,000 shares (see Note 9) in return for $25,202.

Since June 1999, the Company has made its headquarters in premises owned by the Company president, which to date has been rent-free.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2003


3.       PRIVATE PLACEMENT OFFERINGS

The Company conducted private placement offerings during 2003 and 2002. These offerings were exempt under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. A total of 845,000 shares of common stock was sold under the offerings during 2003, and 392,834 shares were issued during 2002. These sales resulted in net proceeds of $789,000 and $396,630, respectively. The 2003 offerings were for units, with each unit comprised of one share of common stock and one warrant to purchase one share of common stock at a price of $2.50 per share; the warrants expire three years from date of issuance. Of the shares sold during 2003, 130,000 had not been issued as of December 31, 2003; these were issued during 2004. There were 845,000 warrants outstanding at December 31, 2003.

4.       PREFERRED STOCK

The Company is authorized to issue 500,000 shares of preferred stock, without par value. At December 31, 2003, 275,000 of these shares had been issued. Each of these shares entitles the holder to a 5% cumulative dividend based on a $5 per share stated value. If sufficient cash is not available, or at the option of the shareholder, these dividends may be paid in common stock. If payment is in stock, it is to be valued at a price calculated at thirty percent of the lower of the last price traded in either a public or private transaction during the applicable quarter. This issue of preferred stock also provides a voting right of 10 votes for each share. The holder of this preferred stock is the majority shareholder of the Company, which is a corporation wholly owned by the Company president and chairman.

During the year 2003 unpaid preferred dividends that had accumulated during the years 2000 and 2001, totaling $80,749, were paid through the issuance of 246,731 shares of common stock. Additional dividends of $68,750 accrued during each of the years 2002 and 2003, and remained unpaid at December 31, 2003. The majority shareholder had the right at December 31, 2003 to acquire 557,861 shares of common stock as accrued and unpaid dividends under the features of the preferred stock issue. A partial payment was made on these unpaid dividends in March 2004 by a cash payment of $45,833.

A deemed dividend in the amount of $188,412 was charged to operations during 2003. This deemed dividend is the excess of the fair market value of the 246,731 shares issued in satisfaction of dividends on the preferred stock over the discounted amount at which they are issued. This deemed dividend was added to paid in capital.

The characteristics of the remaining 225,000 preferred shares authorized have not been specified.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2003



5.       LOSS PER SHARE

Stock options were granted to two Company employees during 2003. These are described in Note 9. In addition, dividends accrued on the preferred stock during 2002 and 2003 (see Note 4) which at the option of the preferred shareholder could be paid in common stock. There also were 845,000 warrants outstanding to purchase common stock (see Note 3). These shares and warrants were not included in the calculation of earnings per share because such inclusion would have an antidilutive effect.


6.       INCOME TAXES

The Company has experienced losses each year since its inception. As a result, it has incurred no Federal income tax. The Internal Revenue Code allows net operating losses (NOL's) to be carried forward and applied against future profits for a period of twenty years. At December 31, 2003, the Company had NOL carryforwards of $5,606,154 available for Federal taxes and $2,233,386 for New Jersey taxes. The potential tax benefit of the state NOL's has been recognized on the books of the Company; the potential benefit of the Federal NOL's has been offset by a valuation allowance. If not used, these Federal carryforwards will expire as follows:

2011     $  206,952
2012        129,092
2018        486,799
2019        682,589
2020        501,169
2021        775,403
2022        590,764
2023      2,233,386


During the year 2003, the Company realized $60,291 from the sale, as permitted by New Jersey law, of its rights to use the New Jersey NOL'S and research and development credits that had accrued during 2002. These potential New Jersey offsets for periods prior to 2003 are, thus, no longer available to the Company.

Under Statement of Financial Accounting Standards No. 109, recognition of deferred tax assets is permitted unless it is more likely than not that the assets will not be realized. The Company has recorded deferred tax assets as follows:

                                    Current Non-current        Total
                                   --------------------        -----
       Deferred Tax Assets         $892,015         $1,146,741      $2,038,756
       Valuation Allowance          691,010          1,146,741       1,837,751
                                   --------         ----------      ----------
       Balance Recognized          $201,005         $        -      $  201,005
                                   ========         ==========      ===========

The entire balance of the valuation allowance relates to Federal taxes. Since state tax benefits for years prior to 2003 have been realized, no reserve is deemed necessary for the benefit of state tax losses of 2003.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


7.   RENTALS UNDER OPERATING LEASES

Office equipment was leased under an operating lease that was fully paid during 2002. At present, the Company is not obligated under any operating lease.

Rent expense amounted to $36,000 in 2003 and $6,000 in 2002.

8.   SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

Cash paid for interest and income taxes is presented below:

                                      2003                         2002
                                    --------                     -------

         Interest                    $35,828                     $27,927
         Income taxes                    500                         200

There were no noncash investing activities during either 2003 or 2002. The following noncash financing activities occurred:

a. Shares of common stock were issued for services during 2003 and 2002; these totaled 1,509,003 and 423,659 shares, respectively.

b. Shareholder notes payable was reduced by $25,202 as compensation for the exercise by the Company president of options to purchase 180,000 shares of common stock.

c.   Equipment of $5,971 was purchased by the issuance of a note.

d. Preferred dividends totaling $80,749 were satisfied by the issuance of 246,731 shares of common stock.

9.   WARRANTS AND OPTIONS

Note 10 describes several circumstances in which rights to purchase common stock have been issued. At March 29, 2004 outstanding options and warrants to purchase Company common stock totaled 215,000 and 1,998,750, respectively.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


10.      CONTINGENCIES

The Company had employment agreements during 2003 with its president and three employees. The president's contract, which expired June 30, 2003, provided in part for options permitting the president to acquire up to 50,000 shares of common stock per year, with portions of these options accumulating if not exercised. Options for 180,000 shares which had accumulated through 2003 from grants of previous years were exercised during 2003, generating proceeds to the Company of $25,202.

Contracts with the three employees provide in part for options permitting the acquisition of up to 25,000 shares per year. One employee, who was also a director, exercised these options during 2002; another employee exercised options for 2,500 shares during 2002. Two employees exercised options for 7,500 shares during 2003. At December 31, 2003, there were options for 115,000 shares outstanding.

During January 2004, the Company entered into an agreement with an NASD registered broker dealer to raise additional capital through a private placement offering. The offering consists of units, with each unit comprised of one share of common stock and a warrant to purchase 50% of an additional share at an exercise price of $.80. These warrants have a five-year term. Through March 29, 2004, there had been two closings on this offering, with 1,831,250 units issued yielding net proceeds of $1,213,874. At least one additional closing is expected. The Company agreed, as part of the fee of the placement agent, to sell additional warrants to the placement agent equal to 10% of the units sold, at a price of $.01 per warrant. These warrants would allow the agent to purchase common stock during a five-year term at $1.25 per share.

On March 9, 2004, the Company reached an agreement in principal, subject to certain closing conditions, with Fil Filipov to acquire 51% of the capital stock of FiLCO GmbH, a German manufacturer of fork trucks with a manufacturing facility in Mulheim, Germany (FiLCO). As partial consideration for this acquisition, the Company agreed to lend approximately $1,220,000 to FiLCO, to be advanced in monthly installments through June 2, 2004. If the Company lends the entire amount to FiLCO, the Company and FiLCO's sole shareholder have agreed to convert all existing loans to FiLCO capital. Through March 29, 2004, loans totaling $500,000 had been made to FiLCO by the Company and loans totaling 1,225,000 Euros had been made to FiLCO by it's sole shareholder. As additional consideration for this FiLCO stock purchase, the Company agreed to pay the seller 12,750 Euros and to issue to the seller 900,000 warrants to purchase Company stock; these warrants would be exercisable at $.01 per share. The Company also agreed to appoint the seller of the FiLCO stock as a director of the Company and grant him options to purchase 100,000 shares of Company stock at a price of $.01. Additionally, the Company agreed to advance funds, if needed, to FiLCO to provide for its working capital needs. Any advances made under the latter provision would be collateralized by the remaining 49% of FiLCO stock and would be repaid only from dividends paid on that 49% stock. As of March 29, 2004, the Company had not paid the 12,750 Euros to the sole shareholder and had not issued the warrants to purchase 900,000 shares of Company common stock.

                                  AIRTRAX, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2003



10.  CONTINGENCIES (CONTINUED)

The Company also agreed to make available to the management of FiLCO 100,000 shares of Company common stock and options to purchase another 100,000 shares.

During May 2002, the Company signed an agreement with a broker-dealer to provide investment banking and financial advisory services, which included the raising of funds. Under the agreement, the broker-dealer was entitled to receive stock warrants which if exercised would produce 450,000 shares of common stock of the Company during a four year term at an exercise price of approximately $1.75 per share. A dispute arose between the parties regarding the agreement and its performance. The Company has asserted that the broker-dealer induced the Company to enter into the agreement through material misstatements and has not otherwise performed its services under the agreement. The Company believes the broker-dealer is not entitled to the stated compensation, and has not issued the stock warrants.

11.  SUBSEQUENT EVENTS

On May 14, 2004, a final closing occurred of the private placement referred to in Note 10. The Company raised an additional $2,880,100 and issued 3.6 million shares of common stock and 1.8 million warrants with and exercise price of $1.25.

12.  RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not anticipate the adoption of recently issued accounting pronouncements to have a significant effect on the Company's results of operations, financial position, or cash flows.



                                                                                UP TO 9,584,189 SHARES
                                                                                        OF OUR
                                                                                   OF COMMON STOCK

                    TABLE OF CONTENTS
                                                     Page

Prospectus Summary                                      6
Recent Developments                                     7
Risk Factors                                            9
Use of Proceeds                                        12                         Airtrax, Inc.
Market For Common Equity And Related Stockholder
     Matters                                           12
Management's Discussion And Analysis or Plan Of
     Operation                                         14
Business                                               23
Description of Property                                23
Legal Proceedings                                      23
Management                                             23
Executive Compensation                                 24
Certain Relationships And Related Transactions         26                       ----------------
Security Ownership Of Certain Beneficial Owners
     And Management                                    27                          PROSPECTUS
                                                                                ----------------
Description of Securities                              28
Indemnification for Securities Act Liabilities         29
Selling Stockholders                                   30
Plan of Distribution                                   36
Legal Matters                                          36
Experts                                                36
Available Information                                  37
Index To Financial Statements                          38                        February 11, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

On January 11, 2005, we filed a proxy statement with the SEC for a special meeting of shareholders pursuant to which we will request that our shareholders approve an amendment to our certificate of incorporation to provide, to the fullest extent permitted under the laws of the State of New Jersey, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our articles of incorporation is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, if approved by our shareholders, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                 $ 1,599.53
Accounting fees and expenses          15,000.00*
Legal fees and expenses               45,000.00*
                                    -----------
                         TOTAL      $ 61,396.47*
                                    ===========

* Estimated.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On February 11, 2005, we entered into a Subscription Agreement pursuant to which we sold an aggregate of $5,000,000 of principal amount promissory notes convertible into shares of our common stock, no par value, and an aggregate of 2,884,615 Class A and Class B share purchase warrants to purchase shares of our common stock to certain purchasers who are a party to the Subscription Agreement.


On November 22, 2004, we entered into a Purchase Agreement (the "Purchase Agreement") pursuant to which we sold and issued 1,125,000 shares of common stock, no par value, and common stock purchase warrants to purchase 562,500 shares of our common stock to several accredited investors who are a party to the Purchase Agreement for an aggregate purchase price of $900,000. Thereafter, on November 23, 2004, we entered into Joinders to the Purchase Agreement pursuant to which we sold and issued an additional 515,000 shares of common stock and warrants to purchase an additional 257,500 shares of our common stock to several accredited investors who are a party to the Joinders to the Purchase Agreement for an aggregate purchase price of $412,000.

Between September 8, 2004 and December 20, 2004, we received subscriptions for an aggregate of 1,812,403 shares of our common stock and an aggregate of 906,200 shares of common stock issuable upon exercise of common stock purchase warrants to 33 accredited investors pursuant to a private placement offering.

In May 2004, we and several accredited investors entered into a Subscription Agreement whereby the investors agreed to purchase an aggregate of 3,600,125 shares of common stock at a price of $0.80 per share for an aggregate purchase price of $2,855,100. In addition, the investors received warrants, exercisable at $1.25 per share, to purchase 50% of the shares issued.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Airtrax or executive officers of Airtrax, and transfer was restricted by Airtrax in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Airtrax, Inc., a New Jersey corporation.


     3.1 Certificate of Incorporation of Airtrax, Inc. dated April 11, 1997. (Filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on November 19, 1999).

     3.2 Certificate of Correction of the Company dated April 30, 2000 (Filed as an exhibit to Company's Form 8-K filed with the Securities and Exchange Commission on November 17, 1999).

     3.3 Certificate of Amendment of Certificate of Incorporation dated March 19, 2001 (Filed as an exhibit to Company's Form 8-K filed with the Securities and Exchange Commission on November 17, 1999).

     3.4 Amended and Restated By-Laws of the Company. (Filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on November 19, 1999).

     4.1 Form of Common Stock Purchase Warrant issued to investors pursuant to the May 2004 private placement.

     4.2 Form of Common Stock Purchase Warrant dated as of November 22, 2004 and November 23, 2004. (Filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on November 30,
          2004).

     4.3 Form of Series A Convertible Note dated as of February 11, 2005 (Filed as an exhibit to the Company's Form 8-K filed on February 11, 2005).

     4.4 Form of Class A Common Stock Purchase Warrant dated as of February 11, 2005 (Filed as an exhibit to the Company's Form 8-K filed on February 11, 2005).

     4.5 Form of Class B Common Stock Purchase Warrant dated as of February 11, 2005 (Filed as an exhibit to the Company's Form 8-K filed on February 11, 2005).

     4.6 Fonn of Broker's Common Stock Purchase Warrant dated as of February 11, 2005 (Filed as an exhibit to the Company's Form 8-K filed on February 11, 2005).

     5.1  Sichenzia Ross Friedman Ference LLP Opinion and Consent

     10.1 Agreement and Plan of Merger by and between MAS Acquisition IX Corp. and Airtrax , Inc. dated November 5, 1999. (Filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on January 13, 2000).

     10.2 Employment agreement dated April 1, 1997 by and between the Company and Peter Amico. (Filed as an exhibit to the Company's Form 8-K/A filed with the Securities and Exchange Commission on January 13,
          2000).

     10.3 Employment agreement dated July 12, 1999, by and between the Company and D. Barney Harris. (Filed as an exhibit to the Company's Form 8-K/A filed with the Securities and Exchange Commission on November 19,
          1999).


     10.4 Consulting Agreement by and between MAS Financial Corp. and Airtrax, Inc. dated October 26, 1999. (Filed as exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on November 19,
          1999).

     10.5 Employment Agreement effective July 1, 2002 by and between the Company and Peter Amico (filed as an exhibit to the Company's Form 10-KSB for the period ended December 31, 2002)

     10.6 Agreement dated July 15, 2002 by and between the Company and Swingbridge Capital LLC and Brian Klanica. (Filed as an exhibit to the Company's Form 8-K filed on August 7, 2002).

     10.7 Product Development, Sales and Manufacturing Representation Agreement dated March 13, 2004 by and between Airtrax, Inc., and MEC Aerial Platform Sales Corporation. (Filed as an exhibit to the Company's Form 8-K filed on March 15, 2004).

     10.8 General Sales Contract and Amendment dated March 10, 2004 by and between Airtrax , Inc with Incomex Saigon. (Filed as an exhibit to the Company's Form 8-K filed on March 22, 2004).


     10.9 Purchase Agreement, dated November 22, 2004, by and among Airtrax, Inc. and Excalibur Limited Partnership, Stonestreet Limited Partnership, Whalehaven Capital Fund. (Filed as an exhibit to the Company's Form 8-K filed on November 30, 2004).

    10.10 Joinder to the Purchase Agreement, dated November 23, 2004, by and among Airtrax, Inc. and Excalibur Limited Partnership, Stonestreet Limited Partnership and Linda Hechter. (Filed as an exhibit to the Company's Form 8-K filed on November 30, 2004).

    10.11 Registration Rights Agreement, dated November 22, 2004, by and among Airtrax, Inc. and Excalibur Limited Partnership, Stonestreet Limited Partnership, Whalehaven Capital Fund and First Montauk Securities Corp. (Filed as an exhibit to the Company's Form 8-K filed on November 30, 2004).

    10.12 Joinder to the Registration Rights Agreement, dated November 23, 2004, by and among Airtrax, Inc. and Excalibur Limited Partnership, Stonestreet Limited Partnership, Linda Hechter and First Montauk Securities Corp. (Filed as an exhibit to the Company's Form 8-K filed on November 30, 2004).

    10.13 Subscription Agreement dated February 11, 2005 by and among Airtrax, Inc. and the investors named in the signature pages thereto (Filed as an exhibit to the Company's Form 8-K filed on February 11, 2005).

     23.1 Consent of Independent Certified Public Accountant - Robert G. Jeffrey

     23.2 Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1).


ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Airtrax, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hammonton, State of New Jersey on the 11th day of February 2005.

                                  AIRTRAX, INC.





Name: /s/ Peter Amico
      ----------------
       Peter Amico
Title: President, Chief Executive Officer and
       Acting Chief Financial Officer



                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Amico his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-2 has been signed below by the following persons in the capacities and on the dates indicated:

         SIGNATURE                        TITLE                    DATE
----------------------------  -----------------------------  -------------------

By: /s/ Peter Amico                President, Chief
   -----------------------     Executive Officer, Acting     February 11, 2005
        Peter Amico             Chief Financial Officer
                                     and Director


By: /s/ D. Barney Harris
   -----------------------
        D. Barney Harris                Director             February 11, 2005


By: /s/James Hudson
   -----------------------
       James Hudson                     Director             February 11, 2005

By: /s/Frank Basile
   -----------------------
       Frank Basile                    Director             February 11, 2005


By: /s/William Hungerville
   -----------------------
       William Hungerville             Director             February 11, 2005

By: /s/Fil Filipov
  ------------------------
       Fil Filipov                      Director            February 11, 2005